Exhibit 2.1

Execution Version

Share and Loan Purchase Agreement

dated July 29, 2018

by and between

OC Oerlikon Corporation AG, Pfäffikon	(the Seller)
Churerstrasse 120, 8808 Pfäffikon, Switzerland

And

Dana International Luxembourg S.à r.l.	(the Buyer)
1 Rue Hildegard von Bingen L-1282 Luxembourg

regarding the sale and purchase of the Seller’s Drive Systems Segment

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 Table of Contents

 —

1.	Definitions			7

2.	Sale and Purchase of Shares			7

	2.1	Object of Sale		7

	2.2	Consideration		8

3.	Actions Prior to Closing			9

	3.1	General		9

	3.2	Filings and Submissions		9

	3.3	Short Term Financing Facilities Debt		10

	3.4	Closing Memorandum		10

	3.5	Third Party Consents		11

4.	Closing			11

	4.1	Date and Place		11

	4.2	Conditions Precedent to Closing		11

		4.2.1	Conditions to Obligations of the Seller and the Buyer	11

		4.2.2	Conditions to Obligations of the Buyer	12

		4.2.3	Waiver of Nonfulfilled Conditions	12

		4.2.4	Right of Termination	12

	4.3	Closing Actions		13

		4.3.1	Actions by the Seller	13

		4.3.2	Actions by the Buyer	14

5.	Representations and Warranties			14

	5.1	Representations and Warranties of the Seller		14

	5.2	Representations and Warranties of the Buyer		15

	5.3	Exclusive Representation and Warranties		15

6.	Remedies			15

	6.1	Remedies of the Buyer		15

		6.1.1	Seller’s Right to Cure and Seller’s Liability	15

		6.1.2	Notice of Misrepresentation or Breach of Warranty (Rüge)	16

		6.1.3	Time Limitations on Claims for Misrepresentations or Breach of Warranty (Verjährung)	16

		6.1.4	Limitations on Liability	17

		6.1.5	Third Party Claims	19

		6.1.6	No double counting	20

	6.2	Remedies of the Seller		20

	6.3	Remedies Exclusive		21

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	6.4	Remedy Payments as Adjustment to Purchase Price		21

7.	Conduct of Business Between Signing and Closing			21

	7.1	Conduct of Business		21

	7.2	Access to the Segment		21

	7.3	Restricted Actions		22

	7.4	Reorganization Indemnity		24

8.	Further Indemnities			24

	8.1	Taxes		24

	8.2	Environment		25

	8.3	Leakage		27

		8.3.1	Indemnity	27

		8.3.2	Determination within the context of subclause (f) of the “Permitted Leakage” definition	27

	8.4	Indemnification Procedure and Term of Indemnification		29

9.	Separation			30

	9.1	Use of Corporate Name		30

	9.2	Transitional Services		31

	9.3	Insurance		31

	9.4	Termination of Undertakings		32

	9.5	Pensions		33

	9.6	Transferred Employees		33

	9.7	Termination of Intragroup Agreements		34

	9.8	Termination of Intercompany Financing Relationships		35

10.	Other Covenants			35

	10.1	Press Releases and Other Public Announcements		35

	10.2	No Claims against Directors		36

	10.3	Document Retention and Access		36

	10.4	Non-Competition and Non-Solicitation		37

		10.4.1	Non-Competition	37

		10.4.2	Non-Solicitation	37

	10.5	Confidentiality		38

	10.6	Retention Bonus Payments and LTI		39

	10.7	Further Assurance		39

	10.8	Proceeds		39

11.	Taxes, Costs, Expenses and Interest			40

	11.1	Taxes		40

	11.2	Costs and Expenses		41

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	11.3	Interest	41

	11.4	Purchase Price Allocation	41

12.	General Provisions		41

	12.1	Effect on Third Parties	41

	12.2	Notices	41

	12.3	Entire Agreement	43

	12.4	Amendments and Waivers	43

	12.5	No Assignment	43

	12.6	Set-off Rights	43

	12.7	Severability; Good Faith	43

13.	Governing Law and Arbitration		44

	13.1	Governing Law	44

	13.2	Arbitration	44

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Table of Annexes

Number of Annex	Name of Annex

B	Simplified Structure of the Segment

D	Shares Directly Owned by the Seller

E	Intercompany Financing Relationships

1	Definitions

3.5	Third Party Consents

4.2.1(b)	Merger Control Approvals

4.3.1(c)	Intercompany Loan | Short Term Financing Facilities Debt Assignment

5.1	Seller’s Representations and Warranties

5.1.3(a)(i)	Segment Financial Statements

5.1.3(a)(ii)	Additional Financial Statements of the Segment

5.1.3(b)	Statutory Financial Statements

5.1.8	Registered Intellectual Property Rights

5.2	Buyer’s Representations and Warranties

6.1.4(d)	Dataroom Index

9.2	Transitional Services Agreement

9.4(b)(i)	Seller Undertakings

9.6(a)	Transferred Employees

9.7	Intra-group Agreements

10.4.1(b)(i)	Competitors

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This share and loan purchase agreement (the Agreement) is made as of July 29, 2018, by and between OC Oerlikon Corporation AG, Pfäffikon (the Seller) and Dana International Luxembourg S.à r.l. (the Buyer) (each a Party and together the Parties).

Whereas

A.

The Seller, through certain of its Affiliates, is a leading provider of gears and high precision shifting and drive solutions for operating machinery and equipment used in agriculture, construction, energy, mining, transportation as well as high-performance cars and hybrid and electric vehicles (the Business).

B.

As of the date of this Agreement, the Business is conducted by GrazianoFairfield AG Churerstrasse 120, 8808 Pfäffikon SZ, Switzerland (the Company) and its subsidiaries as set forth in the segment chart in Annex B (together with the Company, the Segment Companies or the Segment).

C.

Prior to the date hereof, the Company completed a corporate reorganization in order to consolidate the legal entities representing the Business within the Company (the Reorganization). In the course of the Reorganization, the following reorganization steps were effected in order to achieve this consolidation:

-

On June 21, 2018, all shares in Fairfield Manufacturing Company Inc. (Fairfield) were transferred from Oerlikon USA Holding Inc., Wilmington DE, USA (Oerlikon USA) to the Company. The transfer of all shares in Fairfield from Oerlikon USA to the Company was effected indirectly by way of (i) the sale and transfer of such shares by Oerlikon USA to the Seller, and (ii) the subsequent contribution in kind by the Seller of all shares in Fairfield to the Company against the issuance of shares and as contribution to the reserves from capital contributions of the Company.

-

On June 21, 2018, 47.74% of the shares in Oerlikon Graziano S.p.A. (Graziano) were transferred from Sac Oerlikon Automotive Components B.V., Rotterdam, Netherlands (Sac Oerlikon) to the Company. The transfer of 47.74% of the shares in Graziano to the Company was effected indirectly by way of (i) the sale and transfer of such shares by Sac Oerlikon to the Seller and (ii) the subsequent contribution in kind by the Seller of 47.74% of the shares in Graziano to the Company against the issuance of shares and as contribution to the reserves from capital contributions of the Company.

-

On June 21, 2018, Graziano’s participations of (i) 60% of the shares in Oerlikon Balzers Coating Italy S.p.A, Brugherio, Italy, and (ii) 100% of the shares in Oerlikon Friction Systems (Italia) S.r.l., Caivano, Italy, were transferred from Graziano to Oerlikon Surface Solutions AG, Pfäffikon. The transfer of such shares was effected by way of the sale and transfer of such shares from Graziano to Oerlikon Surface Solutions AG, Pfäffikon.

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-	On June 20, 2018, Oerlikon USA assumed the outstanding liability of the USD 200 million loan granted by OC Oerlikon Textile Holding AG, Pfäffikon to Fairfield (the USD 200m Loan).

-	The loan granted by the Seller to Graziano in the outstanding amount of EUR 31,125,000 will be repaid on or about the date hereof and in any case prior to Closing (the EUR 31m Loan).

D.	As of the date of this Agreement, the Seller directly owns 100% of the equity capital in the Company as set forth in Annex D.

E.

As of the date of this Agreement, the Seller and certain of its Affiliates (excluding the Segment Companies) on the one side and certain Segment Companies on the other side are parties to certain intragroup financing relationships as set forth in Annex E (the Intercompany Financing Relationships), including, without limitation, shareholder loans of Seller or any of its Affiliates (excluding the Segment Companies) to any of the Segment Companies (the Intercompany Loans), cash pooling arrangements among the Seller and its Affiliates (excluding the Segment Companies) and certain Segment Companies (the Cash Pool) and an entrusted loan granted by Oerlikon Textile Technology (Beijing) Co. Ltd. to Oerlikon Drive Systems (Suzhou) Co. Ltd. (the Entrusted Loan, together with the Cash Pool, the Short Term Financing Facilities). For the avoidance of doubt, the USD 200m Loan and the EUR 31m Loan are not considered Intercompany Loans for purposes of this Agreement.

F.

The Seller intends to sell the Segment to the Buyer. For this purpose, the Seller intends to sell and cause the Selling Affiliates to sell, the Shares (as hereinafter defined), the Intercompany Loans and the debt under the Short Term Financing Facilities (the Short Term Financing Facilities Debt) to the Buyer and the Buyer intends to buy the Shares, the Intercompany Loans and the Short Term Financing Facilities Debt from the Seller and the Selling Affiliates pursuant to the terms and conditions of this Agreement (the Transaction).

G.	Prior to executing this Agreement, the Buyer conducted a due diligence investigation.

Now, therefore, the Parties hereto agree as follows:

1.	Definitions

Capitalized terms used in this Agreement shall have the meaning assigned to them in Annex 1.

2.	Sale and Purchase of Shares

2.1	Object of Sale

(a)	Subject to the terms and conditions of this Agreement:

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(i)

the Seller hereby agrees to sell and, at the Closing Date, to transfer to the Buyer, and the Buyer hereby agrees to buy from the Seller, the full legal and beneficial ownership, free and clear from any Liens, of the shares of the Company listed in Annex D (the Shares); provided that benefit and risk in the Shares and the Segment shall pass to the Buyer on the Closing Date immediately upon Closing; and

(ii)

simultaneously with the sale and transfer of the Shares pursuant to Article 2.1(a)(i), the Seller hereby agrees to sell and undertakes to cause the Selling Affiliates to sell and, at the Closing Date, to transfer by assignment and undertakes to cause the Selling Affiliates to transfer by assignment to the Buyer, and the Buyer hereby agrees to buy and assume from the Seller and the Selling Affiliates, the full legal and beneficial ownership, free and clear from any Liens, of the Intercompany Loans and the Short Term Financing Facilities (as amended by the Seller prior to the Closing, to the extent provided for in this Agreement, to reflect the outstanding amount of the Intercompany Loans and the Short Term Financing Facilities and the interest accrued thereon as at the Closing Date), under full release and discharge of the Seller and the relevant Selling Affiliates and the Segment Companies of any obligation or liability under the Intercompany Loans and the Short Term Financing Facilities.

(b)

The Buyer may elect that any of its obligations under this Agreement are performed by one or more of its Affiliates in accordance with this Agreement provided that (i) notwithstanding such election, the Buyer shall be and remain fully liable for all of its and its Affiliates’ obligations under or in connection with this Agreement, and (ii) the Seller is not adversely affected in any manner by such election.

(c)

The transfer of the risks relating to the Shares (in the sense of Article 185 CO) shall be effective as of the Closing Date. Except for Permitted Leakage, the Parties agree that as of the Locked Box Date the Buyer shall commercially be entitled to all benefits from the Shares, including, but not limited, to profits generated prior to the Locked Box Date (subject to the Closing occurring).

2.2	Consideration

(a)

The consideration for the Shares payable by the Buyer to the Seller shall be CHF 493,900,000 (four hundred ninety-three million nine hundred thousand Swiss francs) and the consideration for the Intercompany Loans payable by the Buyer to the Seller (and to the Seller on behalf of the Selling Affiliates) shall be CHF 88,800,000 (eighty-eight million eight hundred thousand Swiss francs), in the aggregate CHF 582,700,000 (five hundred eighty-two million seven hundred thousand Swiss francs) (the Purchase Price). The Purchase Price shall be firm and shall not be adjusted for any reason, except as provided for in this Agreement.

(b)

The price for the Short Term Financing Facilities Debt shall be the nominal amount of the Short Term Financing Facilities Debt in its respective currency as at the Closing Date, plus accrued and unpaid interest at the rates stipulated in the respective Short Term Financing

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Facilities agreements from the effective date of the Short Term Financing Facilities agreement, until (and excluding) the Closing Date (the amounts of the Short Term Financing Facilities Debt, the Short Term Financing Facilities Debt Amounts).

3.	Actions Prior to Closing

3.1	General

(a)	Unless specifically otherwise provided herein, the Parties undertake to use their commercially reasonable best efforts to procure that:

(i)	the conditions precedent set forth in Article 4.2 be satisfied on or by the Closing Date; and

(ii)	all their Affiliates do all acts and things as are reasonably necessary (and within their power) to implement the transactions contemplated by this Agreement.

(b)	The Parties shall cooperate and inform each other of any relevant actions taken prior to Closing.

3.2	Filings and Submissions

(a)

Unless otherwise required by applicable law, the Buyer shall (and the Seller shall, in jurisdictions where the Seller is required to make a separate filing), at its own cost, ensure that any filings to the competent merger control authorities required pursuant to Article 4.2.1(b) will be made timely (and within 15 (fifteen) Business Days after the date of this Agreement with respect to any required filings under the U.S. Hart-Scott-Rodino Act), under applicable laws and regulations, and without undue delay after the signing of this Agreement. Such filings shall be made by the Buyer on its own behalf or on behalf of the Parties in jurisdictions where permitted by the applicable laws and regulations, or jointly or separately by the Buyer and the Seller where required. The Buyer shall give the Seller a reasonable opportunity to review and provide comments on such filings in advance, and the Buyer shall consider in good faith the views of the Seller; provided, for the avoidance of doubt, that no delay by the Buyer in making any filing or submission caused by the Seller’s review of such filing or submission, or the Seller’s failure to provide consent timely, pursuant hereto shall constitute a breach by the Buyer of its obligations pursuant to this Article.

(b)

The Buyer shall have primary responsibility for obtaining all consents, approvals or actions which are required to satisfy the condition precedent to Closing set forth in Article 4.2.1(b) and shall take all commercially reasonable steps necessary for that purpose. The Seller and the Buyer shall closely cooperate in the preparation of such merger control filings and in additional submissions and other efforts to obtain all required consents, approvals and actions to satisfy such condition. The Parties and their Affiliates shall make available to each other all resources, including promptly providing access to internal documents and

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information and other reasonable assistance, subject to appropriate clean team and confidentiality arrangements, including making available any employees or advisors, to facilitate the swift preparation of all necessary filings or submissions to merger control authorities. The Buyer and the Seller shall each promptly notify the other (and provide copies, or in the case of non-written communication, details) of any correspondence with the merger control authorities and provide copies of any written statement, order or decision of such authorities. Each Party shall supply as promptly as practicable any additional information or documents that may be requested by any merger control authority and shall as promptly as practicable make available any employees or advisors if required in connection with any filings with, or requests from, any merger control authority. The Parties shall keep each other informed of any discussions and negotiations with the competent merger control authorities with the objective to promptly obtain clearance for the Transaction no later than the Long Stop Date. The Buyer may waive filings with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of Seller which shall not unreasonably be withheld or delayed.

(c)

Notwithstanding anything to the contrary contained herein, the provisions of the Confidentiality Agreement shall apply to any information exchanged under this Article 3.2. The Parties hereto agree to treat information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Article 3.2 in a manner so as to preserve the applicable privilege.

3.3	Short Term Financing Facilities Debt

(a)

No later than 5 (five) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer written confirmation of the Short Term Financing Facilities Debt Amounts. The Seller guarantees that no transaction involving a Segment Company occurs through the Short Term Financing Facilities after this date.

(b)

If the assignment of the Entrusted Loan to the Buyer (or to one of its Affiliates) is legally not permissible, the Seller and the Buyer shall implement a permissible solution which is economically identical to the one provided for in this Agreement.

3.4	Closing Memorandum

No later than 10 (ten) Business Days prior to the Closing Date, the Seller’s legal counsel shall prepare, in cooperation with the Buyer’s legal counsel, a closing memorandum which describes the closing actions pursuant to Article 4.3 and which shall serve as evidence for the closing of the transactions contemplated under this Agreement.

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3.5	Third Party Consents

The Seller shall use reasonable best efforts to procure that the Persons listed in Annex 3.5 waive in writing their rights under any change of control-provisions contained in the agreements listed therein opposite their name.

4.	Closing

4.1	Date and Place

(a)

The Closing shall take place on the last day of the month (or, if such day is not a Business Day, on the first Business Day thereafter) which occurs first after the lapse of 5 (five) Business Days after the day on which all conditions precedent to Closing set forth in Article 4.2 have been satisfied or waived (where permitted) or, subject to Article 4.2.4(a), on such other date as the Parties may agree, but in no event later than 9 months after the date hereof (the Long Stop Date).

(b)

Closing shall take place at the offices of Homburger, Prime Tower, Hardstrasse 201, 8005 Zurich, Switzerland, and|or at such other location(s) as the Parties may agree or as it may be required or appropriate to effect the Closing simultaneously in respect of the Shares, the Short Term Financing Facilities Debt and the Intercompany Loans.

4.2	Conditions Precedent to Closing

4.2.1	Conditions to Obligations of the Seller and the Buyer

The respective obligations of the Seller and the Buyer to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver (where permitted) by the Seller and the Buyer of the following conditions:

(a)

No action shall be pending or threatened and no order, injunction or decree of any court, administrative body or arbitration tribunal exists which seeks to enjoin, restrain, impede or levy a substantial difficulty on the consummation of the transactions contemplated hereunder;

(b)

in the jurisdictions set forth in Annex 4.2.1(b) (the Merger Control Approvals) (i) the Transaction has been confirmed by the competent merger control authorities not to qualify for notification or investigation, or (ii) the Transaction has been cleared, or is deemed to be cleared, by the competent merger control authorities, or (iii) all relevant time limits or waiting periods have expired without any decision having been made by the competent merger control authorities to investigate the Transaction, in each case, in accordance with the applicable merger control regulations; and

(c)	if and to the extent that a Merger Control Approval can be obtained only subject to commitments (Verpflichtungszusagen), the Buyer shall have negotiated and agreed upon with the

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competent merger control authorities commitments that are sufficient to obtain such approvals. If a Merger Control Approval is then made subject to the satisfaction of conditions and|or obligations (Bedingungen und|oder Auflagen) which are intended to ensure that the Buyer complies with its commitments, the Buyer shall without undue delay fulfill such conditions and|or obligations at its own costs and risk.

4.2.2	Conditions to Obligations of the Buyer

The respective obligations of the Buyer to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver of the condition that neither the Seller nor any Segment Company is a Sanctioned Person or a Blocked Party.

4.2.3	Waiver of Nonfulfilled Conditions

The Parties shall inform each other forthwith upon becoming aware of any fact or matter which could reasonably be expected to constitute a breach or could prevent or hinder the satisfaction of any of the conditions set forth in Articles 4.2.1 or 4.2.2 and the Parties shall enter into good faith negotiations on how to resolve the issue and, without prejudice to any other provision of this Agreement, each Party shall be entitled to seek to cure at its own expense any breach or non-satisfaction. At any time prior to Closing, (i) the Parties may – to the extent legally permissible – jointly waive the conditions to Closing set forth in Article 4.2.1 (in their entirety or portions thereof), and (ii) Buyer may waive the condition to Closing set forth in Article 4.2.2 (in its entirety or portions thereof).

4.2.4	Right of Termination

(a)

Should the conditions precedent to Closing set forth in Article 4.2.1 not be met (or, to the extent legally permissible, not be waived) or the Closing not occur on or before the Long Stop Date, each Party may at the latest 20 (twenty) Business Days after the Long Stop Date terminate this Agreement unless the terminating Party failed to use all commercially reasonable best efforts to procure the satisfaction of any such condition and completion of Closing.

(b)

Should the conditions precedent to Closing set forth in Article 4.2.2 not be met (or, to the extent legally permissible, not be waived) or the Closing not occur on or before the Long Stop Date, the Buyer may at the latest 20 (twenty) Business Days after the Long Stop Date terminate this Agreement unless the Buyer failed to use all commercially reasonable best efforts to procure the satisfaction of any such condition and completion of Closing.

(c)

If this Agreement is terminated according to Article 4.2.4(a) or Article 4.2.4(b), such termination shall be without liability of any Party to the other Party; provided that if such termination results from the breach by any Party of its obligations under this Agreement, such Party shall be fully liable for any Damage suffered by the other Party as a result of such breach. The right to request specific performance shall be preserved.

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(d)

If this Agreement is terminated, all provisions of this Agreement shall cease to be effective except for Article 4.2.4(c), Article 4.2.4(d), Article 10.1 (Press Releases and Other Public Announcements), Article 10.5 (Confidentiality), Article 11.2 (Costs and Expenses), Article 11.3 (Interest), Article 12 (General Provisions) and Article 13 (Governing Law and Arbitration).

(e)

The Seller and the Buyer undertake to disclose promptly to each other in writing any breach, matter, event, circumstance, fact or omission of which any of them or, in the case of Seller, any of the Segment Companies is or becomes aware that might reasonably be expected to give rise to a right of termination under Article 4.2.4.

4.3	Closing Actions

4.3.1	Actions by the Seller

At the Closing, the Seller shall, or shall cause its Affiliates to:

(a)

deliver to the Buyer certificates representing the Shares, duly endorsed in blank where necessary or, to the extent such shares are not certificated, valid assignments in writing relating to the Shares, and do all such other acts as may be required under applicable law to transfer the Shares from the Seller to the Buyer;

(b)

deliver to the Buyer originals of all corporate actions required under applicable law and the articles of incorporation of the Company to approve the transfer of the Shares from the Seller to the Buyer;

(c)

deliver to the Buyer duly signed certificates of transfer by assignment for the transfer of the Intercompany Loans and the Short Term Financing Facilities Debt to the Buyer substantially in the form attached hereto as Annex 4.3.1(c);

(d)

deliver to the Buyer resignation letters of those members of the board of directors (or equivalent top executive corporate body including, without limitation, the board of statutory auditors, where appointed) of each Segment Company as notified by the Buyer to the Seller no later than 10 (ten) Business Days prior to the Closing Date, in each case declaring their resignation as of the Closing immediately post Closing and confirming to the Buyer and the relevant Segment Company that the relevant individual has no claims against the relevant Segment Company arising out of or in connection with such membership on the board of directors (or equivalent top executive corporate body), and do all such other acts as may be required under applicable law to effect those resignations;

(e)

deliver to the Buyer resignation letters of Messrs Cristiano Burdese and Renzo Melchiori, being the external members of the supervisory body (organismo di vigilanza) of Graziano, declaring their resignations as of the Closing immediately post Closing and confirming to the Buyer and Graziano that the relevant individual has no claims against Graziano arising out of or in connection with such membership of the supervisory body and do all such other acts as may be required under applicable law to effect those resignations;

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(f)

have timely and validly called a shareholder meeting of each Segment Company, to be held at Closing, or ensure that such shareholder meeting can be validly held, in order to validly resolve on the appointment of new members of the corporate bodies of each Segment Company as notified by the Buyer to the Seller no later than 20 (twenty) Business Days prior to the Closing Date;

(g)	deliver to the Buyer 2 (two) originals of the Transitional Services Agreement, in the form attached hereto as Annex 9.2, duly executed by the Seller; and

(h)	confirm to the Buyer in writing that the conditions set forth in Article 4.2.1(a) and 4.2.2 are satisfied as of the Closing Date.

4.3.2	Actions by the Buyer

At Closing, the Buyer shall:

(a)

pay the Purchase Price by wire transfer in immediately available funds to an account or the accounts of the Seller as designated by the Seller in writing no later than 5 (five) Business Days before the Closing Date;

(b)

pay the Short Term Financing Facilities Debt Amounts pursuant to Article 2.2(b) and as determined in accordance with Article 3.3 to the accounts of the respective creditor company as designated by the Seller in writing no later than 5 (five) Business Days before the Closing Date, whereby the payment shall be made in the respective currencies in which the Short Term Financing Facilities Debt Amounts were extended (no currency translation);

(c)	deliver to the Seller 2 (two) originals of the Transitional Services Agreement, in the form attached hereto as Annex 9.2, duly executed by the Buyer;

(d)	deliver to the Seller release letters from the beneficiaries under any Seller Undertakings and Bank Guarantees obtained pursuant to Article 9.4(c);

(e)	deliver to the Seller a guarantee issued by Dana Limited, a bank guarantee or similar security pursuant to Article 9.4(d); and

(f)	confirm to the Seller in writing that the conditions set forth in Articles 4.2.1(a), (b) and (if applicable) (c) are satisfied as of the Closing Date.

5.	Representations and Warranties

5.1	Representations and Warranties of the Seller

Subject to the limitations set forth in Article 6, the Seller hereby represents and warrants to the Buyer that the representations and warranties as set forth in Annex 5.1 are true and accurate in all respects on both the date of this Agreement and the Closing Date, except that those representations and warranties which are explicitly made as of a specific date shall be true and correct

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only as of such date, and all representations and warranties shall be limited by the Fair Disclosure made to the Buyer in the Disclosure Information.

5.2	Representations and Warranties of the Buyer

Subject to the limitations set forth in Article 6, the Buyer hereby represents and warrants to the Seller that the representations and warranties as set forth in Annex 5.2 are true and accurate in all respects on both the date of this Agreement and the Closing Date, except that those representations and warranties which are explicitly made as of a specific date shall be true and correct only as of such date.

5.3	Exclusive Representation and Warranties

The Seller acknowledges that, other than as expressly provided in this Agreement, the Buyer has not made and does not make, and the Seller has not relied and does not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement. The Buyer acknowledges that, other than as expressly provided in this Agreement, the Seller has not made and does not make, and the Buyer has not relied and does not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement. In particular, and without limitation to the foregoing, the Buyer acknowledges that the Seller does not make any representations as to budgets, business plans, forward-looking statements and other projections of a financial, technical or business nature relating to the Business.

6.	Remedies

6.1	Remedies of the Buyer

6.1.1	Seller’s Right to Cure and Seller’s Liability

(a)

With respect to any misrepresentation or breach of warranty notified by the Buyer to the Seller pursuant to Article 6.1.2, the Seller shall have the right, within a reasonable period of time not exceeding 40 (forty) Business Days after the receipt of the Notice of Breach, to put the Buyer in the same position in which it would have been if the representation or warranty had been true and accurate in all respects.

(b)

If, and to the extent, such cure cannot be effected, or is not effected within such a time period, the Seller shall be liable to the Buyer irrespective of any fault (verschuldensun-abhängig) of the Seller (or the Selling Affiliates), subject to the exclusions and limitations set forth in this Article 6, for any Damage caused to the Buyer or any of the Segment Companies by such breach of warranty or misrepresentation; provided that the Seller shall pay such sum to recover a Damage to the Buyer, or upon Buyer’s request, to the relevant Segment Company.

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6.1.2	Notice of Misrepresentation or Breach of Warranty (Rüge)

(a)

The Buyer shall deliver to the Seller a notice in writing describing the underlying facts of a claim for misrepresentation or breach of warranty in reasonable detail to the extent then known referring to the specific representation or warranty allegedly breached and stating the amount of reasonably anticipated Damage relating to such claim as well as disclosing to the Seller such documents and information supporting its claim as is reasonable to the extent then known (the Notice of Breach) at the earlier of:

(i)

within 40 (forty) Business Days after (1) the Buyer having obtained knowledge of a misrepresentation or breach of warranty pursuant to Article 5.1 or (2) receipt by the Buyer of notice of any claim made or threatened in writing to be made by any third party which the Buyer believes is reasonably likely to give rise to a claim for misrepresentation or breach of warranty; or

(ii)

in case of a submission to, or a decision or order by, any court, arbitral tribunal or governmental or administrative body (including, without limitation, Tax Authorities) which the Buyer believes is reasonably likely to give rise to a claim for misrepresentation or breach of warranty, promptly upon the Buyer receiving any such submission, decision or order but in any event within such period as will afford the Seller reasonable opportunity to respond, or to require the Buyer to procure that the relevant Segment Company respond, to such submission or to lodge, or to require the Buyer to procure the relevant Segment Company, a timely appeal or other challenge against such decision or order.

(b)

Failure to give Notice of Breach within the time periods set forth above shall not exclude the Seller’s liability hereunder; provided, however, that the Seller shall not be liable for any Damage to the extent that the same is increased by the Buyer’s failure to give duly and timely notice within the time period set forth in this Article 6.1.2.

(c)	The regime provided for in this Article 6.1.2 shall be in lieu of, not in addition to, the Buyer’s duty to immediately inspect and notify the Seller in accordance with article 201 CO.

6.1.3	Time Limitations on Claims for Misrepresentations or Breach of Warranty (Verjährung)

(a)

Claims by the Buyer against the Seller for misrepresentation or breach of warranty shall be time-barred (verjährt) unless and to the extent the Buyer delivers to the Seller Notices of Breach in accordance with Article 6.1.2(a):

(i)	unless otherwise set forth in this Article 6.1.3, on or before 18 (eighteen) months after the Closing Date;

(ii)

with regard to the representations and warranties in paragraph 4 (Taxes and Social Security) of Annex 5.1, 6 (six) months after the definitive assessment of the relevant Taxes or social security or pension plan contributions (definitive Veranlagung) has

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become final (in Rechtskraft erwachsen) or 6 (six) months after the expiration of the relevant statute of limitation, whatever is later;

(iii)	with regard to the representations and warranties in paragraphs 1 and 2 of Annex 5.1 (Ownership and Qualification, Due Authorization), on or before 10 (ten) years after the Closing Date;

(iv)	with regard to representations and warranties in paragraph 16 of Annex 5.1 (Environmental), on or before 7 (seven) years after the Closing Date.

(b)

It is understood and agreed that any Notice of Breach shall be served to the Seller on or by the date set forth in the preceding paragraph, in which case the resolution of such claims may also be effected after such date; provided, however, that notwithstanding the foregoing, the Buyer’s claim shall be time-barred (verjährt) unless the Buyer initiates in respect of such claim arbitral proceedings against the Seller in accordance with Article 13.2 by filing a statement of claim within 6 (six) months following the relevant date set forth in Article 6.1.3(a). The Parties explicitly waive the application of article 210(1) CO.

6.1.4	Limitations on Liability

(a)

The Buyer shall not be entitled to be paid any sum in respect of a claim to recover Damage in respect of a claim for misrepresentation or breach of warranty under Article 5.1 unless (i) such claim exceeds on a stand-alone basis or any claim with similar background or cause or otherwise being related together the amount of CHF 300,000 (three hundred thousand Swiss francs), provided that in case a claim exceeds such amount the amount from first Swiss franc shall be paid (the Qualifying Claim), and (ii) the liability of the Seller to the Buyer in respect of such Qualifying Claim exceeds, or will exceed, when aggregated with the aggregated liability of the Seller in respect of all other Qualifying Claims, the sum of CHF 5,000,000 (five million Swiss francs) (the Threshold) whereupon the Buyer shall be entitled to recover all Qualifying Claims from the first Swiss franc and not only the amount exceeding the Threshold.

(b)

Notwithstanding anything in this Agreement to the contrary (other than as set forth in Article 6.1.4(c)), the Seller’s liability in respect of a claim for a misrepresentation or breach of warranty under Article 5.1 in connection with Annex 5.1 shall not exceed an amount of 15% of the Purchase Price paid (the Cap) except to the extent that such claims have been in connection with a misrepresentation or a breach of warranty caused by fraudulent concealment (article 199 CO) or caused by willful misconduct or gross negligence, in each case on the part of the Seller in respect of which the Cap, the Qualifying Claim and the Threshold shall not apply.

(c)

Any limitation of the Seller’s liability under Article 6.1.4(a) and (b) shall not apply to the Seller’s representations and warranties set forth in paragraphs 1 (Ownership and Qualification), 2 (Due Authorization), 16 (Environmental) as well as 19 (Intercompany Services and Transactions) of Annex 5.1.

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(d)

All matters and information which have been Fairly Disclosed in this Agreement or in the documents listed in the data room index attached hereto as Annex 6.1.4(d) (all such documents, matters and information referred to in this Article 6.1.4(d) collectively, the Disclosure Information) shall, to the extent Fairly Disclosed, operate as an exclusion of, or a limitation to, the Seller’s respective representation and warranty and the Buyer’s rights in respect of a claim for a misrepresentation or breach of warranty under Article 5.1 in connection with Annex 5.1 and the Seller shall be under no liability to the extent that any matter or information being the basis of a claim for Damage has been Fairly Disclosed to the Buyer in the Disclosure Information, except in respect of a claim for a misrepresentation or breach of warranty under Article 5.1 in connection with paragraphs 1(a), (b) and (c) of Annex 5.1.

(e)

The Seller shall, and shall have the right to, update the disclosure between the date hereof and the Closing with respect to those representations and warranties that must be true and accurate in all material respects at and as of the Closing Date, provided, however, that it shall be agreed and understood that any disclosure made after the date hereof shall not operate as an exclusion of, or limitation to, the Seller’s representations and warranties and the Buyer’s rights to make claims under any provision of this Agreement.

(f)

The Seller’s liability for Damages in respect of a claim for a misrepresentation or breach of warranty under Article 5.1 in connection with Annex 5.1 shall be excluded or reduced, as the case may be, if and to the extent that:

(i)	the Buyer or, following Closing, the Segment Companies have failed to use their commercially reasonable best efforts to mitigate the Damage;

(ii)

the Buyer or the Segment Companies have recovered or, by applying their commercially reasonable best efforts, could recover or could have reasonably recovered, taking into account legitimate business interests of the Buyer or the Segment Companies, as the case may be, from any third person, including but not limited to an insurer, any sum in respect of any matter to which a claim made relates, after deduction of all duly documented costs and expenses incurred in making such recovery (including reasonable attorney’s fees);

(iii)	a specific provision, reserve or valuation allowance has been or is made or included in the Financial Statements;

(iv)

such liability is attributable to any act, omission, transaction or arrangement of the Buyer (other than one to which the Seller consented or one which is required or expressly permitted under the provisions of this Agreement or in order to comply with applicable law under an enforceable court order) after the signing of this Agreement;

(v)

any (x) Tax loss carry forward or Tax attribute existing as of the Locked Box Date of any Segment Company is finally reduced, provided, and solely to the extent, that such Tax loss carry forward or Tax attribute has not been recognized by the relevant Segment Company in its Financial Statements as a deferred tax asset or tax credit

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or, as applicable, not been carried by the relevant Segment Company with a valuation adjustment or (y) Tax payable by any Segment Company or by the Buyer or its Affiliates is finally reduced as a direct result of a matter giving rise to a claim; and;

(vi)

the Damage arises or is increased directly as a result of any legislation, regulation or rule of law not in force at the Closing or the withdrawal after Closing of any concession previously made by any relevant authority or as a result of any change made or introduced on or after the Closing in any legislation, regulation or rule of law of any relevant authority, whether or not such change or withdrawal purports to be effective retrospectively in whole or part.

(g)

Irrespective of anything to the contrary in this Agreement, the Parties agree that in respect of a claim to recover Damages in respect of a claim for misrepresentation or breach of warranty under paragraph 16 of Annex 5.1, the Buyer shall not be paid any Damages unless any Damages for all claims for misrepresentation or breach of warranty under paragraph 16 of Annex 5.1 together exceed CHF 2,000,000 (two million Swiss francs), provided that each such claim exceeds on a stand-alone basis or any claim with similar background or cause or otherwise being related together the amount of CHF 40,000 (forty thousand Swiss francs), provided that in case a claim exceeds such amount the amount from the first Swiss franc shall be considered. For any Damages for all claims for misrepresentation or breach of warranty under paragraph 16 of Annex 5.1 exceeding CHF 2,000,000 up to CHF 5,000,000 (five million Swiss francs), the Seller shall be responsible for 50% (fifty percent) of the respective amount exceeding CHF 2,000,000. For any Damages for all claims for misrepresentation or breach of warranty under paragraph 16 of Annex 5.1 exceeding CHF 5,000,000 up to CHF 10,000,000 (ten million Swiss francs), the Seller shall be responsible for 70% (seventy percent) of the respective amount exceeding CHF 5,000,000, provided, however, that the Seller shall not be responsible for any Damages arising from a misrepresentation or breach of warranty under paragraph 16 of Annex 5.1 exceeding CHF 10,000,000 (ten million Swiss francs).

6.1.5	Third Party Claims

(a)

After the Closing, in case of any third party claim, including, but not limited to, claims brought by Tax Authorities, authorities competent pursuant to Environmental Laws or other governmental authorities, that gives or could give rise to a claim against the Seller under this Agreement, the Buyer shall oppose, or cause the relevant Segment Company to oppose, such claim, using commercially reasonable best efforts, and the Seller shall use and shall undertake that any of its Affiliates shall use its commercially reasonable best efforts in assisting the Buyer or the relevant Segment Company in the defense of such claim at the Seller’s own costs. Subject to the provisions of this Agreement, the Seller shall bear all reasonable attorney’s and|or consultant’s fees incurred by the Buyer or the Segment Companies in the defense of such claim (to the extent such fees cannot be recovered from the third party). The Buyer shall procure that no such claim is settled without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed, in par-

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ticular taking into account legitimate business interests of the Buyer and the Segment Companies, including relationships with customers and suppliers on the one hand and Buyer’s duty to mitigate Damages on the other hand.

(b)

In case of a claim or claims brought or threatened in writing by Tax Authorities that gives or could give rise to a claim or claims against the Seller under this Agreement which exceeds or is reasonably likely to exceed the sum of CHF 1,000,000 (one million Swiss francs) or which relates to a consolidated, combined, unitary or similar Tax return of a group of which the Seller or one of its Affiliates is the parent, the Seller shall have the right (but not the obligation) to defend, at its own expense and by its own counsel, such claim. The Seller shall procure that no such claim is settled without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. The Buyer shall cooperate with, and provide at its own cost appropriate documentation (subject to any statutory privilege or statutory duties of confidentiality) and support as reasonably requested by the Seller or the Seller’s counsel in connection with such compromise or defense. The Buyer shall have the right to participate, at its own expense, in the defense of any asserted liability.

(c)

The Buyer may direct the Seller to agree to compromise any asserted Tax liability against the Buyer or any Segment Company at any time, to the extent the Buyer unconditionally waives its rights for compensation for Damages from the Seller under this Agreement.

(d)

Notwithstanding anything to the contrary in this Article 6.1.5, the Seller shall at any time have the right to settle or direct the settlement of a Tax claim by the Buyer, if the Seller unconditionally agrees to indemnify the Buyer for any Damage caused by such settlement, unless Buyer prefers to compromise such Tax liability pursuant to and in accordance with Article 6.1.5(c).

6.1.6	No double counting

If the same fact, matter, event or circumstance gives rise to more than one claim for breach of a representation or warranty by the Seller, the Buyer shall not be entitled to recover more than once the amount of the same Damage arising in connection with such fact, matter, event or circumstance. For the avoidance of doubt, this provision does not restrict the Buyer’s right to fully recover in accordance with the terms of this Agreement, even if another person may have a claim against the Seller to recover damages arising in connection with the same fact, matter, event or circumstance.

6.2	Remedies of the Seller

The provisions of Article 6.1 shall apply by analogy with respect to any misrepresentation or breach of warranty by the Buyer.

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6.3	Remedies Exclusive

The remedies in this Article 6 and in Article 4.2.4 shall be in lieu of, and not in addition to, the remedies provided for under statutory law. All other remedies including, without limitation, the right to rescind this Agreement shall not apply and shall be expressly waived. In particular, and without limitation to the foregoing, the Parties hereby explicitly waive the rights under articles 192 et seq. and 197 et seq. CO and any other rights of a similar nature and the right of contract rescission under articles 23 et seq. and 205 CO. For the avoidance of doubt, this Article 6.3 does not exclude articles 28 CO and 199 CO.

6.4	Remedy Payments as Adjustment to Purchase Price

The Parties agree to treat all payments made after the Closing under this Agreement, including, without limitation, the payments made under this Article 6, as adjustments to the Purchase Price.

7.	Conduct of Business Between Signing and Closing

7.1	Conduct of Business

(a)

Unless Fairly Disclosed in the Disclosure Information, at all times from the date of this Agreement to the Closing Date, the Seller undertakes that the Segment Companies continue to operate their business as a going concern, in the ordinary course of business and consistent with prior practice and in compliance with applicable laws and regulations.

(b)

The Seller shall immediately give written notice to the Buyer if the Seller or any Segment Company violates any Sanctions or commits any Sanctions Violation and comply with all applicable laws with respect to such breach of any Sanctions or Sanctions Violation.

(c)	Seller agrees to reasonably cooperate with Buyer, its attorneys and agents, in responding to any inquiry from any Sanctions Authority regarding the transactions contemplated in this Agreement.

7.2	Access to the Segment

Subject to any constraints under applicable competition law, the Seller undertakes

(a)

to procure, upon request addressed to the Seller, that the Buyer is given access during ordinary business hours to the management, legal and financial advisors and auditors and documents of the Segment to the extent this is necessary for the Buyer or its advisors to perform the obligations pursuant to Article 3 and to the extent reasonably required by the Buyer to prepare the integration of the Segment into Buyer’s group, provided, however, that such access shall not unreasonably interfere with the business and operations of the Segment and such access may be limited or restricted if required by confidentiality obligations to third parties or if the document or information is subject to an attorney-client privilege;

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(b)

to procure, upon request addressed to the Seller, that the Segment Companies provide such support as reasonably requested by the Buyer to obtain any consents required with respect to any contract or permit of the Segment or the Segment Companies required in connection with the transactions contemplated hereby provided, however, that such support shall not unreasonably interfere with the business and operations of the Segment; and

(c)

to support, or to procure that the Segment Companies provide such support as reasonably requested by the Buyer to facilitate a transition of deferred compensation plans currently applicable to the employees, officers and directors of the Segment Companies to such deferred compensation plans of the Buyer and its Affiliates; provided, however, that such support shall not unreasonably interfere with the business and operations of the Seller, its Affiliates or the Segment Companies.

7.3	Restricted Actions

(a)

Unless either specifically provided for in this Agreement or Fairly Disclosed in the Disclosure Information, or required by legal or regulatory obligations or an enforceable decision of court, arbitral tribunal or any governmental authority, or Fairly Disclosed contractual commitments existing prior to the date hereof or otherwise within the ordinary course of the Segment’s business consistent with prior practice, the Seller shall not, and undertakes that the Segment Companies do not, without prior consent of the Buyer (or, if applicable Merger Control Laws do not so permit, prior consultation of the Buyer), do or agree to do any of the following from the date of this Agreement through to the Closing Date:

(i)	do anything or omit to do anything that could materially interfere with the consummation of the transactions contemplated under this Agreement;

(ii)	do or omit to do anything which would have a Material Adverse Effect;

(iii)

make any material change in the terms of employment of any director or officer of the Segment Companies other than in accordance with past practice or existing commitments as well as existing collective bargaining arrangements as Fairly Disclosed;

(iv)	form, enter into, vary, terminate or withdraw from any material partnership, consortium, joint venture or other incorporated association concerning any of the Segment Companies;

(v)	make material amendments to the articles of incorporation or organizational regulations of the Segment Companies;

(vi)	transfer any shares that are directly or indirectly held by any Segment Company to a third party or transfer any material assets of a Segment Company to a third party;

(vii)	increase or reduce or otherwise change the equity capital, or grant any option or conversion rights on the equity of any Segment Company;

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(viii)

enter into, increase or extend any liability under any guarantee or indemnity of any of the Segment Companies in favor of (1) any third party Person (excluding the Seller and its Affiliates) in excess of CHF 1,000,000 per item or (2) the Seller or any of its Affiliates;

(ix)

make, increase or extend any loan or advance or grant any credit of any of the Segment Companies to (1) any third party Person (excluding the Seller and its Affiliates) in excess of CHF 500,000 per item or (2) the Seller or any of its Affiliates;

(x)	grant, create or allow to be created any Lien over any of the Segment Companies’ assets other than charges arising by operation of law;

(xi)

borrow any money or incur any indebtedness or other liability against (1) a third party Person (excluding the Seller and its Affiliates) in favor of a Segment Company in excess of CHF 500,000 in the aggregate or (2) the Seller or any of its Affiliates, except for any drawings under the Cash Pool;

(xii)	declare, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Shares or to any of the Segment Companies’ capital stock;

(xiii)	enter into, amend or modify in any material respect or give notice of, or consent to the, termination of any Material Contract to which a Segment Company is a party;

(xiv)

change the accounting procedures, principles or practice of the Segment Companies in effect at the date of this Agreement unless such changes are implemented pursuant to applicable legal or regulatory requirements;

(xv)

make any material Tax election, change any annual material Tax accounting period, adopt or change any material accounting method, materially amend any Tax returns, settle any material Tax claim or assessment or surrender any right to claim a material Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, in each case if such action would (x) have the effect of materially increasing the Tax liability of the Segment Companies for any taxable period ending after the Locked Box Date (unless such liability is fully off-set by an equivalent beneficial effect for the Segment Companies taken as a whole), (y) change the timing at which any Tax will become accrued or become due or be paid from prior to the Locked Box Date to after the Locked Box Date, or (z) otherwise materially adversely affect the Tax position of the Segment Companies with effect for a Tax period after the Locked Box Date; in each case, for the avoidance of doubt, except, and to the extent, as specifically otherwise provided for in this Agreement;

(xvi)	settle any dispute where the amount in dispute exceeds in total CHF 500,000;

(xvii)	incur, or agree to incur, a commitment or commitments involving individual items of capital expenditure of the Segment exceeding in total CHF 1,000,000;

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(xviii)	enter into any transaction between the Seller and its Affiliates (other than Segment Companies) on the one hand and any of the Segment Companies on the other; or

(xix)	materially change the payment and collection policy as to the accounts payable and accounts receivable, respectively, of any of the Segment Companies.

(b)	Seller guarantees that no Leakage other than a Permitted Leakage occurs, and that neither the Seller, nor any Selling Affiliate nor any Segment Company agrees to do any of the items listed above.

7.4	Reorganization Indemnity

The Seller shall, irrespective of any fault, indemnify and hold harmless the Buyer from and against, and in respect of, and shall reimburse the Buyer for, any and all Taxes and all Damage levied on or incurred by a Segment Company (irrespective of when and for which period such Taxes are assessed or Damage is incurred) as a result of, arising from or based upon the Reorganization, and, if and to the extent, a Tax Authority in a final Tax assessment attributes such an indemnification payment to a Segment Company despite that in accordance with Article 6.4 all payments after the Closing under this Agreement are treated as adjustments to the Purchase Price, then also any amount of Taxes that results as consequence of such an attribution.

8.	Further Indemnities

8.1	Taxes

Except as otherwise provided for in this Agreement, from and after the Closing, the Seller shall, irrespective of any fault, indemnify and hold harmless the Buyer from and against, and in respect of, and shall reimburse the Buyer (i) for any period up to and including the Locked Box Date, to the extent not (x) paid on or before the Locked Box Date, or (y) provided for in the Financial Statements, for, any and all Taxes with respect to the Segment Companies including but not limited to, the items addressed below in Article 8.1(a)-(c), and (ii) for any period after the Locked Box Date up to and including the Closing Date, solely for the items addressed below in Article 8.1(d)-(g) (any Tax indemnifiable pursuant to (i) or (ii), an Indemnifiable Tax):

(a)	any liability for Taxes arising out of any act, omission, event or transaction occurring during any period up to and including the Locked Box Date;

(b)	any liability for Taxes arising by reference to capital, equity, income, profits or gains earned, accrued or received during any period up to and including the Locked Box Date;

(c)	any liability for Taxes of another Person resulting from being included in any consolidated, combined or group Tax Return during any period up to and including the Locked Box Date;

(d)	any liability for Taxes arising under Section 965 of the U.S. Internal Revenue Code of 1986, as amended pursuant to the Tax Cut and Jobs Act of 2017 to the extent that the respective

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provision booked in the Financial Statements is not sufficient, and, provided that, for the avoidance of doubt, such Damages shall not include payments for Taxes arising under Section 965 of the U.S. Internal Revenue Code of 1986, as amended pursuant to the Tax Cut and Jobs Act of 2017 made by Seller or any member of the Seller Group that is not a Segment Company to any Tax Authority;

(e)	any liability for Taxes referable to other Persons for which a Segment Company may be liable as a consequence of a successor liability regime;

(f)	any liability for Taxes arising from any action included in Article 7.3(a)(xv) if it were in effect from the Locked Box Date through the date hereof; and

(g)

any liability for Taxes required to be borne by Seller in accordance with Article 11.1, and the Buyer shall indemnify and hold harmless the Seller, vice versa, for any Taxes required to be borne by the Buyer in accordance with Article 11.1, and the provisions of this Article 8.1 and 8.4 shall apply, mutatis mutandis in respect of such indemnity by the Buyer.

Notwithstanding anything to the contrary hereunder, neither the Buyer nor any of its Affiliates shall (i) make an election under Section 338(g) of the U.S. Internal Revenue Code of 1986, as amended (the Internal Revenue Code), with respect to Fairfield Manufacturing Company, Inc. (or any of its subsidiaries) or (ii) cause Fairfield Manufacturing Company, Inc. (or any of its subsidiaries) to take any action outside the ordinary course of business on the Closing Date.

8.2	Environment

(a)

The Seller has provided the Buyer with phase 1 environmental reports with regard to certain of the facilities operated by the Segment Companies (each a Site, together the Sites). With respect to remedial actions relating to Environmental Contamination Fairly Disclosed to Buyer at any Site (Remedial Actions), the Seller shall be required to indemnify and hold the Buyer and the Segment Companies harmless for such Remedial Actions if and to the extent (i) the Remedial Actions are required by the Environmental Laws as applicable on the Closing Date, (ii) no or an insufficient related provision, reserve or valuation allowance has been included in the Financial Statements as at December 31, 2017, and (iii) the competent authorities have given enforceable orders regarding the Remedial Actions, provided that (y) the Buyer is permitted to inform the competent authority, and (z) such competent authority engages in giving enforceable orders regarding remedial actions under the applicable Environmental Laws (such Remedial Actions referred to as being the Covered Remedial Actions). In the event such competent authority does not issue such enforceable orders, the preceding sub-paragraph (iii) is not applicable.

(b)	The following procedures shall apply to Covered Remedial Actions:

(i)	the Covered Remedial Actions shall (1) establish legal compliance under Environmental Laws applicable in the respective jurisdiction and (2) be cost effective as

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compared to other available options, provided the cost effective option does not interfere with the operations conducted at the relevant Site or materially decrease the value of such Site;

(ii)

the Parties shall, and shall cause their respective Affiliates (including the Segment Companies) to, consult with one another in good faith and generally conduct themselves in a commercially reasonable manner and in particular comply with the following:

(1)	any Covered Remedial Action shall be commenced according to an action plan established by the Buyer (the Remedial Action Plan);

(2)

the Buyer shall give the Seller reasonable opportunity, by giving reasonable prior written notice, to attend and participate in any material meetings or conference calls with the competent authorities with respect to the Covered Remedial Actions;

(3)	the Buyer shall provide the Seller with all material reports, correspondence, analytical results and other relevant documentation with respect to the Covered Remedial Actions; and

(4)

the Buyer shall provide the Seller a reasonable opportunity of at least 10 (ten) Business Days to review and reasonably comment on drafts of any Remedial Action Plan or other material submission to governmental authorities or third parties with respect to the Covered Remedial Actions. The Buyer shall take reasonable account of Seller’s comments in relation thereto.

(c)

Without prejudice to the generality of Article 6.1.4(f), the Seller shall not be liable for any losses in connection with Environmental Contamination known at the date hereof to the extent the losses are increased by:

(i)

more stringent standards under the Environmental Laws applicable in the relevant jurisdictions which are imposed as a result of (x) a use of any Site for any purpose other than as at Closing or (y) construction on any Site; or

(ii)	any intrusive sampling, clean-up, remediation or similar action of the Buyer on the Site (unless required by law or an enforceable order), or construction or change of use.

(d)

For the avoidance of doubt, Seller’s liability under this Article 8.2 shall only cover direct costs and expenses of the Remedial Actions incurred in connection with the Environmental Contamination Fairly Disclosed to Buyer at any Site, excluding any indirect or consequential costs, expenses or damages incurred in connection therewith.

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8.3	Leakage

8.3.1	Indemnity

Subject to Permitted Leakage, the Seller hereby guarantees to the Buyer that no Leakage has occurred or will occur between the Locked Box Date and the Closing Date. The Seller shall be required to irrespective of any fault (verschuldensunabhängig) indemnify and hold the Buyer and the Segment Companies harmless from and against any Damage incurred by the Buyer or any of the Segment Companies in connection with or as a result of any Leakage.

8.3.2	Determination within the context of subclause (f) of the “Permitted Leakage” definition

(a)

No later than 15 (fifteen) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer the intragroup agreements or purchase orders for services and products referred to in sub-clause (f) of the “Permitted Leakage” definition which have not yet been Fairly Disclosed in the Disclosure Information as of the date of this Agreement (the Additional Intragroup Agreements) including a statement of the amount of Leakage between the Locked Box Date and the above referenced reporting date in connection with the Additional Intragroup Agreements. For the avoidance of doubt, if, as a part of the delivery of the Additional Intragroup Agreements, agreements which have already been Fairly Disclosed in the Disclosure Information as of the date of this Agreement are delivered to Buyer, such agreements do not constitute Additional Intragroup Agreements for the purpose hereof.

(b)

The payments under the Additional Intragroup Agreements shall be deemed agreed by the Parties for the purposes of subclause (f) of the “Permitted Leakage” definition, unless Buyer gives notice to Seller within 20 (twenty) Business Days following the Closing that it disagrees with any payment made under any Additional Intragroup Agreements (such notice, the Notice of Objection), stating in such notice in reasonable detail the reasons for its objections.

(c)	Seller and Buyer shall endeavor to resolve in good faith any objection of Buyer within 10 (ten) Business Days after Seller’s receipt of Buyer’s Notice of Objection. If the Parties are unable to do so,

(i)

either Party may submit such disagreement for final and binding resolution to (x) one of the big four accounting firms (i.e., EY, KPMG, PwC and Deloitte) which is independent from both Parties, which shall select an experienced partner for this matter, or (y) if the chosen accounting firm is for any reason not in a position to serve as an expert, to another of the big four accounting firms, which shall select an experienced partner, or (z) if this second accounting firm is for any reason not in a position to serve as an expert, a partner of an accounting firm to be agreed upon by the Parties, or, if the Parties cannot agree on a partner of an accounting firm within 20 (twenty) Business Days of the failure to appoint an expert according to Article 8.3.2(c)(i), an expert appointed by the Zurich Chamber of Commerce upon request by either Buyer or Seller (the expert appointed in accordance with this Article 8.3.2(c)(i), the Appraiser).

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(ii)

The Appraiser shall establish independently, on behalf of both Parties and on the terms set forth in this Article 8.3.2, whether the payments subject to the Notice of Objection meet the criteria “made in the ordinary course of business in accordance with past practices as required under written arm’s length agreements” set forth in sub-clause (f) of the “Permitted Leakage” definition. In so doing, the Appraiser shall serve as an expert (Schiedsgutachter) in the sense of article 189 of the Swiss Civil Procedure Code (ZPO, SR 272), and not as an arbitrator, and his determination of any subject matter falling within the scope of his mandate shall be final and binding on the Parties, provided that, in the event of a manifest error on the part of the Appraiser, the relevant part of his determination shall be void and the matter be remitted to him for correction. The Appraiser shall to the extent necessary retain legal counsel of its choosing (excluding law firms that advised Seller or Buyer in connection with this Agreement) to clarify any legal considerations required in connection with the above appraisal.

(iii)	The Parties shall procure that the Appraiser will be furnished with all documents and information relating to the Additional Intragroup Agreements as the Appraiser may request.

(iv)

The Appraiser shall determine only whether the payments under the Additional Intragroup Agreements that are disputed by Buyer in its Notice of Objection are in line with the criteria “made in the ordinary course of business in accordance with past practices as required under written arm’s length agreements” set forth in sub-paragraph (f) of the “Permitted Leakage” definition, and if not, what adjustments are to be made to these payments in order to correct such inaccuracies. If the amount of Leakage in connection with the Additional Intragroup Agreements exceeds the Disclosure Cap I regarding Additional Intragroup Purchase Agreements and/or the Disclosure Cap II regarding Additional Intragroup Non-Purchase Agreements, the Seller shall reimburse to Buyer the higher of (i) the total amount of such excess, or (ii) the amount determined by the Appraiser under this Article 8.3.2(c). Otherwise, the Seller shall reimburse to the Buyer the amount determined by the Appraiser under this Article 8.3.2(c) within 10 (ten) Business Days after the Appraiser has provided the determination to the Parties in writing.

(v)	The Appraiser shall make his determination pursuant to Article 8.3.2(c)(iv) as soon as reasonably practicable, but no later than 20 (twenty) Business Days from the date of his or her appointment.

(vi)	The procedure as determined by the Appraiser shall be conducted in English and shall comply with the requirements of due process; in particular, the Appraiser shall:

(1)	give the Parties a reasonable opportunity to make written and oral presentations to him or her;

(2)	require that each Party provide the other with a copy of any written presentations at the same time as they are made available to the Appraiser; and

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(3)

permit each Party to be present while oral submissions are being made by the other Party or while evidence is gathered by the Appraiser, including meetings and discussions with employees of the Company.

(vii)

Each Party and the Appraiser shall, and shall procure that its accountants and assistants shall keep all information and documents provided to them pursuant to this Article 8.3.2 confidential and shall not use the same for any other purpose, except for disclosure or use in connection with the proceedings before the Appraiser or otherwise in connection with its determination.

(viii)	The fees and expenses (including VAT) of the Appraiser and any legal advisor retained by the expert shall be borne in equal proportions by Seller on the one hand and Buyer on the other hand.

(d)

For the avoidance of doubt, the Parties acknowledge and agree that the proceedings pursuant to this Article 8.3.2, including the outcome thereof, are not a condition to Closing of either Party and, therefore, cannot uphold the Closing for any reason.

(e)

Notwithstanding anything to the contrary in this Article 8.3.2, either Party may refer the matter to arbitration for final resolution pursuant to Article 13.2 at any time before the Parties and the Appraiser have reached agreement on the terms of the Appraiser’s engagement.

8.4	Indemnification Procedure and Term of Indemnification

(a)

Unless stated otherwise herein, the Parties agree that the indemnities under Article 7.4 and Article 8 are independent indemnities and not limited by Article 6, in particular not by the Qualifying Claim, the Threshold and the Cap; provided, however, that Article 6.1.5 shall apply mutatis mutandis unless provided otherwise herein, and that Article 6.1.6 shall also apply, mutatis mutandis. In respect of Article 7.4, the Buyer acknowledges and agrees, that in respect of the Indian Segment Companies, in Seller’s assessment, based on professional advice received, no taxation event should have occurred in India as a consequence of the indirect transfers of the shares in the Indian Segment Companies in the Reorganization, and therefore no notification requirements are triggered by the indirect share transfers, and (i) the Buyer and the Seller each acknowledge and agree that the Seller will promptly file a Tax ruling request in respect of such indirect share transfers with the competent Indian Tax Authorities requesting them to confirm that the indirect share transfers are not taxable in India, and (ii) the Buyer will not, and will undertake that from and after the date of the Closing the Indian Segment Companies will not, file any notification in respect of the Indian Segment Companies without Seller’s prior written consent, without Seller having any obligation to consent to such a notification; provided, however, that nothing contained in this sentence will prevent or restrict Buyer or the Indian Segment Companies from complying with mandatory applicable laws.

(b)	If the Buyer has obtained knowledge of a matter or circumstance that could give rise to a claim for indemnification under Article 7.4 or Article 8, it shall give notice thereof to the

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Seller indicating the nature of such claim and the basis therefore in accordance with Article 6.1.2(a), which shall apply mutatis mutandis. In case of failure to give notice to the other Party pursuant to the preceding sentence, Article 6.1.2(b) shall apply accordingly.

(c)

Any action, claim or set-off for losses subject to indemnification under Article 7.4 or Article 8.1 shall be time-barred (verjährt) unless a respective notice is delivered as of 10 (ten) Business Days after the earlier of (i) 6 (six) months after the assessment for the relevant Taxes has been determined and becomes legally binding without the possibility to reopen the tax assessment, or (ii) 6 (six) months after the date on which the applicable statute of limitations for the relevant Taxes has expired.

(d)	All claims of Buyer under Article 8.2 shall be time-barred (verjährt) upon the expiration of 7 (seven) years after the Closing Date.

(e)	All claims of Buyer under Article 8.3 shall be time-barred (verjährt) upon the expiration of 18 (eighteen) months after the Closing Date.

(f)

Notwithstanding anything to the contrary in this Agreement, the Parties shall promptly advise one another of the existence of any Tax audit (or the announcement of any Tax audit), controversy or litigation by the Tax authorities in any jurisdiction relating to Indemnifiable Tax or any price allocations under this Agreement, and Seller shall have the right to join any meetings with Tax authorities, and the Buyer and Seller shall cooperate to the extent reasonably requested by the other Party, and the Buyer and Seller shall retain and, upon the other Party’s request, furnish or cause to be furnished to the other Party, as promptly as practicable, such information and assistance relating to the Segment Companies or price allocations hereunder as is reasonable necessary for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Indemnifiable Tax or any price allocations hereunder. Failure to comply with this Article 8.4(f) shall not exclude the Seller’s liability hereunder; provided, however, that the Seller shall not be liable for any Damage to the extent that the same is increased and Taxes to the extent the same are increased or not decreased, in each case by the Buyer’s failure to comply with this Article 8.4(f).

(g)	Article 6.1.4(f) shall apply, mutatis mutandis, to any claim for indemnification under Article 7.4 or Article 8.

9.	Separation

9.1	Use of Corporate Name

(a)

The Segment Companies with «Oerlikon» as part of their company name shall commence to change their company name as soon as possible and in no event later than 90 (ninety) days following the Closing. Within 12 (twelve) months after the Closing the Buyer shall cease and shall procure that the Segment Companies cease using the term «Oerlikon» in their company name or in any other manner.

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(b)

The Seller shall and undertakes that its Affiliates will cease using the terms «GRAZIANO» and «FAIRFIELD» immediately upon Closing. The Seller shall and undertakes that its Affiliates will maintain their Trademark registrations for «OERLIKON GRAZIANO» and «OERLIKON FAIRFIELD» for at least 2 (two) years after Closing, and will then not renew them thereafter. Seller will not expressly abandon them unless requested in writing by the Buyer. The Seller will cooperate with the Buyer, its attorneys and agents including providing consent, upon the request of Buyer whereby the Buyer is attempting to obtain Trademark registrations that would include the term «GRAZIANO» and «FAIRFIELD» without «OERLIKON».

9.2	Transitional Services

The Parties acknowledge that after Closing the Segment Companies will, for a transitional period of time, continue to be dependent on certain transitional services to be provided by Seller or its Affiliates for them to be fully operable. For this purpose, Seller and the Buyer will or will cause their respective Affiliates to, with effect as from the Closing Date and for a maximum period of 18 (eighteen) months, enter in the context of the Closing into a transitional services agreement that provides for the details of the services to be provided, including the remuneration and further terms and conditions, in the form and with the content as set forth in Annex 9.2 (the Transitional Services Agreement).

9.3	Insurance

(a)

The Buyer acknowledges and agrees that as of the Closing, subject to the requirements of mandatory law, neither the Segment Companies nor any of their directors, officers or employees will be insured under any group insurance policy maintained by Seller. Upon Closing, Buyer and||or the Segment Companies will have the right to make a claim under any occurrence-based insurance policy that was in effect prior to Closing for which the Segment Companies were insured thereunder. Seller shall assist, provide any necessary reporting information, and cooperate with Buyer in making a claim under any pre-Closing occurrence-based insurance policy. Seller shall not take any action post-Closing that would cancel, eliminate, transfer, void, or affect the rights of the Segment Companies under any occurrence-based insurance policy which provided coverage to the Segment Companies. Upon request, Seller shall provide copies of the insurance policies for which the Segment Companies were insured thereunder. Seller undertakes to continue to insure the Segment Companies in full compliance with mandatory laws through to the Closing, as the case may be, whereas the Buyer undertakes to continue to insure the Segment Companies in full compliance with mandatory laws as of the Closing.

(b)

The Buyer acknowledges and Seller undertakes to the Buyer that in relation to the insurance policies in respect of the Segment Companies in force or as at the date hereof such insurance policies will be maintained in full force and effect up to and including the Closing.

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The Buyer acknowledges that after Closing, the Buyer will be fully responsible for procuring all insurances in respect of the Segment Companies.

(c)

The Seller shall purchase and maintain at its own expense, for a period of six (6) years after the Closing Date, D&O tail insurance relating to the past and current directors and officers of the Segment Companies for potential liability in connection with pre-Closing acts or omissions, and including tail coverage for the Segment Companies as respects indemnification for such pre-Closing acts or omissions with a minimum insured amount of CHF 10,000,000 (ten million Swiss francs).

9.4	Termination of Undertakings

(a)

The Buyer understands that certain Segment Companies have operated and will operate until the Closing Date under certain credit lines maintained by Seller and|or Affiliates of Seller. Those credit lines will cease to be available to the Segment Companies after Closing and it will be Buyer’s own responsibility to provide for replacement credit lines as Buyer deems appropriate.

(b)

The Buyer undertakes to assume or replace, or to procure the release of the Seller with full discharge on a non-recourse basis of, with effect as of the Closing any and all guarantees, suretyships, comfort letters and other securities of any kind which:

(i)

Seller or any Affiliates of Seller have provided, as set forth in Annex 9.4(b)(i), or will provide until Closing in the ordinary course of business consistent with prior practice in favor of the Segment Companies to banks, other financial institutions, suppliers, customers or other third parties (the guarantees, suretyships, comfort letters and other securities or undertakings referred to in this item (i) the Seller Undertakings), and

(ii)

banks will provide until the Closing in the ordinary course of business consistent with prior practice in favor of the Segment Companies to suppliers, customers or other third parties with recourse to credit lines maintained or guaranteed by Seller or any Affiliate of Seller (the guarantees, suretyships, comfort letters and other securities referred to in this item (ii) the Bank Guarantees).

(c)

Prior to the Closing Date, Buyer shall use commercially reasonable best efforts to obtain (including the offer to assume the pertinent obligation itself) and Seller shall use commercially reasonable best efforts to assist Buyer in obtaining from the beneficiaries under any Seller Undertakings and Bank Guarantees a full release of Seller and the relevant banks with full discharge on a non-recourse basis with effect as of the Closing Date.

(d)

In respect of any Seller Undertakings or Bank Guarantees under which Seller, any Affiliate of the Seller or the relevant banks remain committed after the Closing, Buyer shall after Closing use its commercially reasonable best efforts in order that no related claims are

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raised against Seller and Affiliates of the Seller and Buyer shall after Closing defend and shall indemnify and hold harmless the Seller, the relevant Affiliate of the Seller or the relevant banks (i) from all of their obligations and liabilities vis-à-vis beneficiaries and other third parties under any such Seller Undertakings or Bank Guarantees, including, without limitation, any recourse claims of the banks against Seller relating to any payments made by the banks under the Bank Guarantees after Closing and (ii) for any payments made by the Seller, any Affiliate of the Seller or the relevant banks under any Seller Undertakings or Bank Guarantees between the Locked Box Date and the Closing Date and for which Seller, the relevant Affiliate of the Seller or the relevant banks have not yet been compensated by the Segment Companies. In addition, the Buyer shall provide the Seller at Closing with, at the discretion of Buyer, a guarantee issued by Dana Limited, 3939 Technology Drive, Maumee, OH 43537, United States, a bank guarantee or similar security which covers potential claims of the Seller under this Article 9.4(d).

9.5	Pensions

(a)

Except for Switzerland, all pension funds of the Segment are operated independently from the Seller and its Affiliates. The arrangements made under such pension funds shall not be affected in any manner by the transactions contemplated by this Agreement.

(b)

The Company has entered into an affiliation agreement with Oerlikon Management Pension Plan, Pfäffikon, Switzerland (the Swiss Pension Fund). The Parties acknowledge and agree that the affiliation agreement with the Swiss Pension Fund will be terminated as soon as possible after the Closing Date, it being understood that the affiliation agreement can be terminated by the end of each calendar year with 6 (six) month prior notice. In addition, one employee of the Company is insured with Swisscanto Flex Sammelstiftung under an affiliation agreement between a subsidiary of the Seller and Swisscanto Flex Sammelstiftung. A certain time after Closing, such insurance with Swisscanto Flex Sammelstiftung will no longer be possible as the Company will no longer be part of the group of the Seller and its Affiliates (the Seller Group). The Buyer shall establish separate instruments with respect to this employee of the Company. The Parties shall jointly arrange for the transfer of the relevant assets to the new pension fund established in favor of the employees of the Company, it being understood that such transfer shall be effected in accordance with applicable laws and regulations.

9.6	Transferred Employees

(a)

The Parties agree that the employees dedicated to the Segment but employed by Affiliates of Seller (other than the Segment Companies), as listed in Annex 9.6(a) and as updated in writing by the Parties between the date hereof and the Closing (the Transferred Employees), shall be transferred upon consent by the respective Transferred Employees from Seller’s relevant Affiliates to Buyer or Buyer’s Affiliates, respectively, at the Closing. Buyer shall or shall cause its relevant Affiliates to, subject to applicable laws and regulations, offer employment to each such Transferred Employee at terms and conditions that (i) in the

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aggregate are economically equivalent to those that applied to such Transferred Employee immediately prior to the Closing and (ii) do not adversely change the seniority rights of such Transferred Employee as existing immediately prior to the Closing.

(b)

Between the date hereof and Closing the Parties shall with commercially reasonable best efforts cooperate to identify the most suitable procedure satisfactory to the Buyer for the transfer of the Transferred Employees as described above.

(c)

Buyer shall defend, indemnify and hold harmless Seller and its Affiliates from and against all costs, expenses or other damages that may arise from or in connection with claims asserted by any Transferred Employee for Buyer’s or Buyer’s Affiliates failure to offer employment to any Transferred Employee in accordance with the terms of this Agreement or in compliance with mandatory law. If, and to the extent, a Transferred Employee refuses to transfer from Seller to Buyer or an Affiliate of Buyer, any and all claims and damages incurred in connection with a subsequent dismissal of such Transferred Employee shall be equally split between the Seller and the Buyer.

(d)

Any severance or other obligations arising from the Buyer’s termination of employment or the termination of employment by the respective Affiliate of Buyer of any Transferred Employee post transfer of such Transferred Employee shall be the sole responsibility of the Buyer. Any severance or other obligations arising from the Seller’s termination of employment or the termination of employment by the respective Affiliate of Seller of any Transferred Employee prior to the transfer of such Transferred Employee shall be the sole responsibility of the Seller or the Affiliate of Seller.

(e)

In any event, Seller and Seller’s Affiliates shall be solely responsible for all salaries, wages and other benefits accruing prior to the transfer of and with respect to the Transferred Employees. In any event, Buyer shall be solely responsible for all salaries, wages and other benefits accruing after the transfer of and with respect to the Transferred Employees who have been transferred.

9.7	Termination of Intragroup Agreements

(a)

Except as set forth in this Agreement and except for the agreements listed in Annex 9.7, which shall remain in full force and effect pursuant to their terms and conditions, the Seller shall terminate and shall procure that its Affiliates terminate, at the latest with effect as of the Closing Date, any agreements existing between the Seller and its Affiliates (excluding the Segment Companies) on the one hand and the Segment Companies on the other hand (the Intragroup Agreements) with full discharge on a non-recourse basis. The Buyer acknowledges that from Closing the Segment Companies will no longer benefit from agreements entered into by the Seller or an Affiliate of the Seller with third party suppliers for the benefit of the whole Seller Group (the Group Agreements), except such services are covered by the agreements listed in Annex 9.7. With regard to the Cost sharing Agreement referred to in Annex 9.7, the Parties agree that these agreements shall continue after Closing as long as the Segment utilizes the services under the external master services agreement with Tata Communications Limited but in any event only up to and until the termination

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or expiration of the Shared IT Services as set forth in the Transitional Services Agreement. With regard to the Intra-Group Data Transfer and Process Agreement and the Data Processing Agreements referred to in Annex 9.7, the Parties agree that these agreements shall continue after Closing as long as the Transitional Services Agreement or any intragroup agreement for which the Intra-Group Data Transfer and Process Agreement and the Data Processing Agreements are required, are in force. With respect to all terminated Intragroup Agreements, the Seller and its Affiliates (excluding the Segment Companies) will return all property, records or assets of the Segment Companies or the Business in their possession due to the operation of the Intragroup Agreements.

(b)

For the avoidance of doubt, any payments outstanding under the Intragroup Agreement or Group Agreements, respectively, at the Closing Date shall survive the Closing and shall be paid by the relevant party owing such payments within thirty (30) Business Days from the Closing Date. Subject to any claims or rights contemplated in or resulting from the undertakings entered into in connection with this Agreement, and excluding any arm’s length transactions for the sale or purchase of products, Seller releases and guarantees that its Affiliates shall release all Segment Companies from any and all liabilities, whether known or unknown, which are based on Intragroup Agreements and respective transactions, actions or events prior to the Closing Date.

9.8	Termination of Intercompany Financing Relationships

Except for the Intercompany Loans and the Short Term Financing Facilities Debt, the Seller shall terminate and settle, and procure that its relevant Affiliates and the Segment Companies terminate and settle, the Intercompany Financing Relationships with effect as of the Closing at the latest with full discharge on a non-recourse basis. Subject to any claims or rights contemplated in or resulting from the undertakings entered into in connection with this Agreement, Seller releases and guarantees that its Affiliates shall release all Segment Companies from any and all liabilities, whether known or unknown, which are based on Intercompany Financing Relationships and respective transactions, actions or events prior to the Closing Date.

10.	Other Covenants

10.1	Press Releases and Other Public Announcements

Following the date of this Agreement, all public announcements or press releases issued in connection with the transactions contemplated by this Agreement shall only be published after the Parties have consulted and agreed on the contents of such public announcements or press releases. Nothing in this Agreement shall restrict or prohibit:

(a)

any announcement or disclosure required by statutory law or by any competent judicial or regulatory authority or by any competent securities exchange (in which case the Parties shall, to the extent reasonably practicable, cooperate in good faith in order to agree on the content of any such announcement prior to it being made);

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(b)	the Buyer or the Segment Companies from informing customers or suppliers of the acquisition of the Segment Companies by the Buyer after Closing; or

(c)

the Buyer from making any disclosure to any of its directors, officers, employees, agents or advisors who are required to receive such information to carry out their duties (conditional upon any such person agreeing to keep such information confidential for so long as the Buyer is obligated to do so in accordance with this clause or applicable law).

10.2	No Claims against Directors

(a)

The Buyer shall not make, and procure that the Segment Companies do not make, any claim (i) against any director or manager of the Segment Companies in connection with their acts or omissions as directors or managers of the Segment Companies in the period prior to Closing and (ii), without prejudice to the Buyer’s right to bring a claim against the Seller under this Agreement, against the Seller in connection with the Seller’s position as direct or indirect shareholder, director or manager of any of the Segment Companies prior to Closing, except for any willful misconduct or breach of law.

(b)

The Buyer shall procure that at the next ordinary shareholder’s meeting (or equivalent meeting) following the Closing Date of each Segment Company, unconditional discharge is granted to the directors and managers of the Segment Companies in connection with their acts or omissions as directors and managers of the Segment Companies in the period prior to and until Closing, except for willful misconduct or breach of law.

10.3	Document Retention and Access

(a)

The Buyer shall procure that the Segment Companies preserve all books and records relating to the period prior to the Closing Date for a period of 10 (ten) years commencing on the date when the books and records were drawn-up but no longer than 10 (ten) years from the Closing Date (or in the case of books and records relating to Tax, employment and employee matters and matters relating to Environmental Laws for so long as required by applicable law).

(b)

Until the 10th (tenth) anniversary of the Closing Date, the Buyer shall procure that the Segment Companies afford the Seller and its advisors reasonable access, upon prior notice during normal business hours, to the books and records of the Segment Companies and provide copies of such information as the Seller may reasonably request in connection with any judicial, administrative, Tax, audit, or arbitration procedure involving the Seller which relate to or involve the Segment Companies or its business and affairs.

(c)

The Buyer shall procure that the Segment Companies prepare Seller’s standard Cognos reporting packages as per the Closing Date. The reporting packages shall be delivered to Seller within 5 (five) Business Days from the Closing Date and shall include the information reasonably required by the Seller to prepare its financial statements in accordance with IFRS. The reporting packages will be subject to an audit for selected Segment Companies.

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(d)	To the extent Seller or any of its Affiliates keeps books and records relating to the Business, Article 10.3(a)-(c) shall apply mutatis mutandis to the Seller and its Affiliates.

10.4	Non-Competition and Non-Solicitation

10.4.1	Non-Competition

(a)

The Seller, without additional compensation, shall not and guarantees that its Affiliates will not, for a period of 3 (three) years from the Closing Date, directly or indirectly acquire, own, participate or engage in the design, development, manufacture or marketing of products competitive with those designed, developed, manufactured, marketed or under development by the Segment prior to the Closing (such design, development, manufacture or marketing of products referred to herein as the Protected Activity).

(b)	Notwithstanding the foregoing, the Seller and its Affiliates shall not be prohibited from, or restricted in:

(i)

continuing to operate the business of its Affiliates (other than the Segment Companies) as currently being conducted and expanding such business, including through acquiring (whether directly or indirectly) securities in an entity, in the areas of clutches and synchronizers, in particular with respect to the provision of (i) related friction materials, (ii) surface treatment services, (iii) coated components and (iv) modules as well as systems, in which case the thresholds and limitations listed in Section 10.4(b)(ii) below shall not apply. Irrespective of the foregoing, the Parties agree that the Seller and its Affiliates shall not for a period of 3 (three) years from the Closing Date acquire an interest in the companies set forth in Annex 10.4.1(b)(i);

(ii)

except with respect to any of the companies set forth in Annex 10.4.1(b)(i), holding or taking (whether directly or indirectly) a financial interest in securities of an entity with Protected Activity which are held for investment purposes only, if (1) such interest amounts to less than 10% (ten percent) of the issued securities of a company which is listed on a stock exchange or less than 33 1⁄3% (thirty-three and one third percent) of the issued securities of a privately held company; (2) such interest carries less than 10% (ten percent) and 33 1⁄3% (thirty-three and one third percent), respectively, of the voting rights (if any) attached to such securities; and (3) the Seller (or one of its Affiliates, as the case may be) is not involved in the management of the issuer of the securities or of any person connected with the issuer other than by the exercise of voting rights attached to the securities.

10.4.2	Non-Solicitation

The Seller, without additional compensation, undertakes, for the benefit of Buyer and the Segment Companies that they shall not, and that none of their Affiliates shall:

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(a)

induce, or attempt to induce, any supplier, distributor, or customer of any of the Segment Companies to cease to supply, distribute or purchase, or to restrict or vary the terms of supply, distribution or purchase, to the Segment, the Buyer or any of their Affiliates; and

(b)

for a period of 3 (three) years after the Closing Date induce, or attempt to induce, any director, officer or employee of the Segment Companies to enter into employment with the Seller or any of its Affiliates or hire or attempt to hire any director, officer or employee of the Segment Companies; provided, however, that the foregoing shall not apply (x) to responses to or follow up hiring in respect of general solicitations or advertisements for job positions not specifically directed to the director, officer or employees; (y) to any director, officer or employee who is terminated by the Buyer or the Segment Companies or terminates his or her employment with the Buyer of the Segment Companies without any solicitation from the Seller or any of its Affiliates; or (z) to employment with prior written consent of the Buyer.

10.5	Confidentiality

(a)

The confidentiality agreement executed by the Parties on April 4, 2018 (the Confidentiality Agreement) shall remain in full force and effect until the Closing. After the Closing, the Parties shall continue to keep confidential the contents of this Agreement and other confidential information concerning the Segment Companies and the Seller and shall not inform any third party about its content unless required to do so by law or regulation or mutually agreed upon by the Parties. It is understood and agreed that neither the Confidentiality Agreement nor the foregoing confidentiality undertaking shall (i) restrict the Buyer to provide information to providers of financing for the purpose of financing the Transaction, (ii) restrict the Parties from disclosing this Agreement or details on the transactions contemplated hereby for the purposes of procuring the satisfaction of the conditions precedent to Closing, (iii) restrict the Parties from pursuing their rights and exercising their remedies under this Agreement, or (iv) restrict the Buyer and the Segment Companies in the conduct of the Business.

(b)

If, prior to or after the Closing, a Party is required by applicable law, governmental or other regulation (including stock exchange regulations) or by court decision or governmental order to make a disclosure of confidential information, it shall inform, to the extent reasonably practicable, the other Party that such disclosure is required, and the Parties shall use their commercially reasonable best efforts to agree in good faith on the content of such disclosure prior to it being made.

(c)

The Seller shall keep and undertakes that its Affiliates, directors, employees and advisors keep all confidential information in respect of the Segment Companies in confidence, and further undertakes not to disclose any such information to third parties, and shall not use for its own or any other person’s benefit or to the detriment of Buyer, its Affiliates or the Segment Companies any confidential information, except as may be required by law or applicable regulations and save to the extent that such confidential information comes into the public domain other than by a breach of this Article.

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(d)

In the event the transactions contemplated by this Agreement are not consummated, upon the request of either Party, the other Party shall, and shall cause its Affiliates and their respective directors, employees and advisors to, promptly (and in no event later than 10 (ten) Business Days after such request) return or destroy or cause to be returned or destroyed all documents and information, including, but not limited to, the Disclosure Information, furnished by the requesting Party in connection with this Agreement or the transactions contemplated hereby, except for one copy that may be retained by the legal advisers or legal department of either Party in their confidential files for record purposes if required by such Party’s internal retention policy or by applicable laws and regulations and except for copies of any computer records and files which have been created pursuant to automatic electronic archiving and back-up procedures and which are not immediately retrievable as part of the day-to-day business. Each Party shall, and shall cause its Affiliates and their respective directors, employees and advisors to, promptly (and in no event later than 10 (ten) Business Days after such request) confirm the return and|or destruction of all such documents and information in writing.

10.6	Retention Bonus Payments and LTI

(a)

The Buyer acknowledges that the Seller, through certain of its Affiliates, has entered into retention bonus agreements with certain of the managers and key personnel of the Segment Companies that are linked to the successful consummation of the transactions contemplated under this Agreement. All costs related to such agreements will be borne by the Seller, unless paid by the Segment Companies prior to the Locked Box Date.

(b)

The Buyer acknowledges that the LTI plans of the Seller will be terminated regarding the employees of the Segment as of the Closing in accordance with the respective plan regulations. The awards under these LTI plans will vest in May 2019 and Seller shall deliver the necessary shares to fulfill the employers’ obligations in connection with the participation of the employees of the Segment Companies in Seller’s LTI plans. The Buyer shall procure that the Segment Companies will bear the costs for the shares so delivered pursuant to the LTI recharge agreements and shall indemnify and keep the Seller harmless from any claims of such employees with regard to such plans.

10.7	Further Assurance

Each Party shall perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents as may be required by law or as may be necessary or reasonably required by the other Party to implement and give effect to this Agreement.

10.8	Proceeds

Seller agrees that neither the Seller, any Segment Company, nor any of their Affiliates will use the proceeds obtained from the transactions contemplated in this Agreement in connection with any investment in, or any transactions or dealings with, any Person who, at the time of such

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investment, transactions or dealings, is a Sanctioned Person, or in any other way that would cause, result in or constitute at any time (a) a violation of any Sanctions by any Party or any other Person advising or financing any Party in connection with the transactions contemplated in this Agreement or (b) a Sanctions Violation.

11.	Taxes, Costs, Expenses and Interest

11.1	Taxes

All consideration payable in connection with this Agreement and the transactions contemplated hereunder are exclusive of any Taxes. Except as otherwise provided for in this Agreement, each Party shall bear all Taxes incurred by or levied on it in connection with or as a consequence of the transactions under this Agreement. For the avoidance of doubt, (i) any withholding Tax for capital gain Taxes of the Seller on the sale of the Shares and (ii) any related penalties for failure to notify levied on the Indian Segment Companies pursuant to this Agreement shall be borne by the Seller. The Swiss turnover stamp duty (Umsatzabgabe) shall be borne by the Seller and the Buyer in equal parts.

Following the Closing, except as limited pursuant to Section 8.4(a), Buyer shall be permitted to or to cause its applicable Affiliate or Segment Company to, notify any Tax Authority or other governmental authority or make any Tax filing with any Tax Authority or other governmental authority in any jurisdiction regarding the transactions contemplated hereby to the extent required by mandatory applicable law. In respect of the Indian Segment Companies, in Seller’s assessment, based on professional advice received, no taxation event should occur in India as a consequence of the indirect transfers of the shares in the Indian Segment Companies pursuant to this Agreement, and therefore no notification requirements will be triggered by the indirect share transfers, and (i) the Buyer and the Seller each acknowledge and agree that the Seller will promptly file a Tax ruling request in respect of such indirect share transfers with the competent Indian Tax Authorities requesting them to confirm that the indirect share transfers are not be taxable in India, and (ii) the Buyer will not after the date of this Agreement, and will undertake that from and after the date of Closing the Indian Segment Companies will not, file any notification in respect of the Indian Segment Companies without Seller’s prior written consent, without Seller having any obligation to consent to such a notification; provided, however, that nothing contained in this sentence will prevent or restrict Buyer or the Indian Segment Companies from complying with mandatory applicable laws.

For the avoidance of doubt and concerning the Chinese capital gain Taxes, the Seller will file within 30 days after Signing form PN7 in accordance with Circular 698 and|or Announcement 7. The Seller shall first provide the Buyer with a draft copy of all such filings and disclosures (and any related documentation and/or correspondence) for the Buyer’s review and comment. The Seller will not file PN7 without Buyer’s prior written consent. The Seller shall submit to the Buyer accurate copies of the filings. The Buyer shall have the right to file form PN7 by itself if the Seller fails to comply with.

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11.2	Costs and Expenses

Except as expressly provided otherwise herein, each Party shall bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and completion of this Agreement.

11.3	Interest

If a Party defaults in the payment when due of any sum payable under this Agreement (howsoever determined), the liability of such Party shall be increased to include interest on that sum from the date when the payment is due until the date of actual payment at a rate the higher of (i) the 3 (three) months CHF-LIBOR (as per Financial Times page «Money Rates» as at the date the payment is due) and (ii) zero, plus 200 basis points per annum.

If required under this Agreement for the purposes of converting non-CHF currencies into CHF, the prevailing exchange rate as published by Thomson Reuters shall be used.

11.4	Purchase Price Allocation

Buyer acknowledges that Seller, based on professional advice received by qualified advisers, determined the value of certain Segment Companies for purposes of the Reorganization. Seller agrees to cooperate with Buyer on the allocation of the Purchase Price among Segment Companies as of relevant reporting periods, consistent with the values determined and documentation prepared by the Seller in connection with the Reorganization. Seller will prepare any required tax filings in a manner consistent with the value of certain Segment Companies determined for purposes of the Reorganization.

12.	General Provisions

12.1	Effect on Third Parties

Unless provided for otherwise herein, no Person other than the Parties shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any Person other than the Parties any rights, benefits or remedies.

12.2	Notices

(a)

All notices or other communications to be given under or in connection with the Agreement shall be made in writing and shall be delivered by personal deliveries, by registered mail or by an internationally recognized courier, such as Federal Express, DHL or UPS to the following addresses:

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if to the Seller:	OC Oerlikon Management AG, Pfäffikon Attn: General Counsel (Mark Mauerhofer)|Head M&A (Sumeet Gupta) Churerstrasse 120 CH-8808 Pfäffikon Switzerland

with a copy to	Homburger AG Daniel Hasler Prime Tower Hardstrasse 201 CH-8005 Zurich Switzerland

if to the Buyer:	Dana International Luxembourg S.à r.l. 1 Rue Hildegard von Bingen L-1282 Luxembourg

with a copy to:	Dana Incorporated Attn: General Counsel 3939 Technology Drive Maumee, OH 43537 USA and Walder Wyss AG Markus D. Vischer/Urs P. Gnos Seefeldstrasse 123 CH-8034 Zurich Switzerland

or such other address as a Party may notify to the other Party in accordance with the above.

(b)

Any notice to be given hereunder shall be given prior to the expiry of a term or deadline (if any) set forth in this Agreement or by applicable law to the extent not superseded by this Agreement. All notices, communications, documents or other information shall be effective only if received by the Party to whom it is addressed irrespective of whether received prior

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to or after the expiry of such term or deadline (provided that the notice was timely and duly given in accordance with this Article 12.2).

12.3	Entire Agreement

Subject to the Confidentiality Agreement, which shall survive as stated in Article 10.5(a), this Agreement, including the Annexes and any other documents referred to herein, shall constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto. All references to this Agreement shall be deemed to include the Annexes hereto.

12.4	Amendments and Waivers

This Agreement (including this Article 12.4) may only be modified or amended by a document signed by both Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

12.5	No Assignment

The Parties shall not assign this Agreement or any rights or obligations hereunder, including, but not limited to, by way of a business transfer (Vermögensübertragung) or demerger (Abspaltung), to any third party without the prior written consent of the Seller (if the assignment is proposed to be undertaken by the Buyer) or the Buyer (if the assignment is proposed to be undertaken by the Seller).

12.6	Set-off Rights

The Parties shall not be entitled to set-off any claims they may have against each other or otherwise withhold the proper payment of, any amount payable by one Party to the other Party under or pursuant to this Agreement, regardless of whether such claim of one Party to the other Party has arisen under or in connection with this Agreement or otherwise.

12.7	Severability; Good Faith

(a)

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable and shall execute all agreements and documents required in this connection.

(b)

If a Party to this Agreement (the Failing Party) fails to take any action to be taken or to deliver any document to be delivered as of a specified date, the other Party shall not resort to any contractual remedies under this Agreement if such failure is promptly and fully cured in good faith by the Failing Party.

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13.	Governing Law and Arbitration

13.1	Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

13.2	Arbitration

Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved, to the exclusion of the ordinary courts, by a three-person arbitral tribunal in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date on which notice of arbitration is submitted in accordance with such rules, with claimant or group of claimants on the one hand and respondent or group of respondents on the other hand each appointing one arbitrator and the two arbitrators so appointed designating the third arbitrator who shall be the chairperson of the arbitral tribunal. The proceedings shall be conducted and any award shall be rendered in English. The seat of arbitration shall be Zurich, Switzerland.

Each Party shall have the right to make an application for provisional measures or temporary or preliminary injunctive relief to preserve the status quo to any state court having jurisdiction.

[The next page is the signature page.]

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So agreed on the date first written above, in Zurich, Switzerland:

OC Oerlikon Corporation AG, Pfäffikon

/s/ Roland Fischer	/s/ Jürg Fedier
Name: Dr. Roland Fischer	Name: Jürg Fedier
Function: CEO	Function: CFO

Dana International Luxembourg S.à r.l.

/s/ Marc Schütt
Name: Marc Schütt
Function: Proxyholder

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Annex 1 – Definitions

As used in this Agreement in capitalized form, the following terms shall have the following meaning:

Accounting Standards shall have the meaning set forth in paragraph 3(a) of Annex 5.1.

Additional Intragroup Agreements shall have the meaning set forth in Article 8.3.2(a).

Additional Intragroup Non-Purchase Agreements shall mean all Additional Intragroup Agreements which deal with other matters than those described in the definition of Additional Intragroup Purchase Agreements.

Additional Intragroup Purchase Agreements shall mean all Additional Intragroup Agreements, including purchase orders, which deal with the purchase|sale of goods, coating services and other product related services (such as, e.g., polishing, cleaning, inspection, logistics etc.).

Affiliate shall mean a physical person or legal entity which exercises control over a second person or legal entity, or is under control by it, or is under common control by the same person or legal entity. After the Closing, a Segment Company shall not be an Affiliate of Seller. For the avoidance of doubt, Ashwoods Innovations Ltd. shall not be considered an Affiliate of Seller for the purposes of this Agreement.

For purposes of this definition, “control” shall be deemed to exist if a person or legal entity (either alone or with its Affiliates) owns more than half of the voting rights of a legal entity, or is otherwise able to exercise a controlling influence over another person or legal entity.

Agreement shall mean this share and loan purchase agreement including all of its Annexes and related documents.

Anti-Bribery Laws shall have the meaning set forth in paragraph 15(b) of Annex 5.1.

Appraiser shall have the meaning set forth in Article 8.3.2(c).

Bank Guarantees shall have the meaning set forth in Article 9.4(b)(ii).

Benefit Plans shall have the meaning set forth in paragraph 17(a) of Annex 5.1.

Blocked Party shall mean any Person in which Sanctioned Persons, directly or indirectly, on their own or together with other Sanctioned Persons, own legally or beneficially an interest of at least 50%.

Business Day shall mean any day on which the commercial banks in Zurich are open for normal business transactions.

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Business IPRs shall mean the Intellectual Property Rights used in the Business (including, but not limited to, Registered Intellectual Property Rights and Intellectual Property Rights owned by third parties).

Business shall have the meaning set forth in Recital A.

Buyer shall mean the legal entity defined as Buyer on the cover page to this Agreement.

Cap shall have the meaning set forth in Article 6.1.4(b).

Cash Pool shall have the meaning set forth in Recital E.

CHF shall mean Swiss francs, being the lawful currency of Switzerland.

Closing Date shall mean the date on which the Closing actually occurs, as provided for in Article 4.1.

Closing shall mean the consummation of the transactions as described in Article 4.3.

CO shall mean the Swiss Code of Obligations.

Company shall have the meaning set forth in Recital B.

Confidentiality Agreement shall have the meaning set forth in Article 10.5(a).

Covered Remedial Actions shall have the meaning set forth in Article 8.2(a).

Damage shall mean any actual loss, damage, cost or expense, including reasonable attorney’s fees, but excluding indirect, punitive and consequential damages or loss of profit.

Disclosure CAP I shall have the meaning set forth in subclause (f) of the definition of “Permitted Leakage”.

Disclosure CAP II shall have the meaning set forth in subclause (f) of the definition of “Permitted Leakage”.

Disclosure Information shall have the meaning set forth in Article 6.1.4(d).

EAR shall have the meaning set forth in paragraph 15(f) of Annex 5.1.

Entrusted Loan shall have the meaning set forth in Recital E.

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Environmental Contamination shall mean a contamination with substances that are considered hazardous or potentially harmful to the environment (including, but not limited to Hazardous Substances) which (a) is compulsory required to be remedied pursuant to any Environmental Law applicable at the respective location and (b) first existed, arose or occurred on or prior to the Closing Date at, from, to, in, on or under any Site.

Environmental Laws means any (civil, criminal or public) laws, rules or, regulations enacted by any national, local or supranational authority, governmental permits (including their ancillary dispositions - Nebenbestimmungen), agreements (including their ancillary dispositions - Nebenbestimmungen) and orders, industry standards and court decisions or any binding decisions, all related to the protection of the human health and safety and the environment, including to the use, transportation, handling, disposal, storage and packaging of waste and hazardous substances, to human health and safety and to emissions, migrations, seepages, discharges, escapes and releases of pollutants, contaminants and Hazardous Substances, as applicable to the Segment Companies.

EUR 31m Loan shall have the meaning set forth in Recital C.

Executive Order means a rule or order issued by a member of a government’s executive branch, including without limitation a president or governor, and having the force of law.

Failing Party shall have the meaning set forth in Article 12.7(b).

Fair Disclosure or Fairly Disclosed shall mean a disclosure of a fact in a manner which allowed the Buyer and its advisers to fairly and reasonably identify and assess the impact of such fact on the business operations and prospects of the Segment. The concept of Fair Disclosure (in connection with the Disclosure Information as defined herein) as defined herein shall supersede article 200 CO.

Fairfield shall have the meaning set forth in Recital C.

Financial Statements shall have the meaning set forth in paragraph 3(b) of Annex 5.1.

Government Entity means (A) any national, state, regional or local government (including, in each case, any agency, department, or subdivision of such government); (B) any political party; (C) any entity or business that is owned or controlled by any of the bodies listed in subcategory (A) or (B); or (D) any international organization such as the United Nations or World Bank.

Government Official means (A) any director, officer, employee, agent, or representative of a Government Entity, or anyone otherwise acting in an official capacity on behalf of a Government Entity; (B) any candidate for public or political office; (C) any agent or representative of any of those persons listed in subcategory (A) or (B); or (D) the spouse, grandparent, parent, child, sibling, niece, nephew, aunt, uncle, or first cousin of any of those persons listed in subcategory (A) or (B).

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Graziano shall have the meaning set forth in Recital C.

Group Agreements shall have the meaning set forth in Article 9.7(a).

Hazardous Substances means any (including, but not limited to, toxic, explosive, biological, chemical, radioactive, gaseous, liquid or solid, polluting, asbestos-containing, urea formalde-hyde and polychlorinated biphenyls containing) substance pollutant or waste or organism (including their preparations, derivatives or products thereof), which, alone or in combination with others may present an immediate or delayed danger to the environment or is designated as a Hazardous Substance by the laws and regulations of country of local government entity of the premises in question.

IFRS shall mean the International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

Indemnifiable Tax shall have the meaning set forth in Article 8.1.

Intellectual Property Rights shall mean any

(a)	Patents;

(b)	Trademarks;

(c)	copyrights and copyright registrations (and applications for the same) and works of original authorship (whether or not the copyright has been registered);

(d)

trade secrets, know how, formulae, patterns, compilations, devices, methods, techniques or processes engineering data, information relating to customers and any other confidential or proprietary information;

(e)

inventions, processes and designs (whether or not patentable or reduced to practice), including, without limitation, all notes, journals or other compilations of data generated in the invention or development process;

(f)	any computer software program source code, object code, data and documentation; and

(g)	all other intellectual property rights.

Intercompany Financing Relationships shall have the meaning set forth in Recital E.

Intercompany Loans shall have the meaning set forth in Recital E.

Internal Revenue Code shall have the meaning set forth in Article 8.1.

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Intragroup Agreements shall have the meaning set forth in Article 9.7(a).

ITAR shall have the meaning set forth in paragraph 15(f) of Annex 5.1.

Key Persons shall mean the CEO, the CFO, the CTO, the COO and the General Counsel of the Segment as well as the heads of the business units AMERICAS, EMEAR, INDIA, CHINA in office as of the date hereof.

Leakage shall mean any direct or indirect payment or transfer of cash, assets, rights or benefits, the waiver, forgiveness or discount of any amounts, claims, rights or benefits, the assumption of any liability, the granting of any loan, right or security, or the agreement, undertaking or resolution to make any of the foregoing, by or for the account of any Segment Company to or for the benefit of the Seller or any Seller Affiliate (for the purpose of this entire definition, other than a Segment Company), between the Locked Box Date and the Closing Date (immediately upon Closing), including without limitation (i) any payment or declaration of dividend or similar distribution (actual or deemed) by the Segment Companies other than to another Segment Company, (ii) any repayment or other return of capital of any of the Segment Companies to Seller or any Seller Affiliate or connected Persons, (iii) any other payment or future benefit granted, transfer, surrender, indemnification, delivery or service by the Segment Companies to the Seller or any Seller Affiliate or connected Persons, (iv) any consulting, advisory, management, service, director’s, monitoring or similar fee and any incentive, retention, bonus or similar transaction related payment by the Segment Companies to the Seller or any Seller Affiliate or connected Person, (v) any costs, expenses or payments of or made by the Segment Companies in connection with the preparation, negotiation, execution and consummation of this Agreement and the transactions contemplated hereby and/or the contemplated Initial Public Offering of the Company, including without limitation brokers’, finders’, investment banks’, financial advisors’ and other commissions and fees and fees of other professional advisors, (vi) the agreement or understanding by any Segment Company to do any of the matters set out in (i) to (v) above and (vii) Taxes, social security or other contributions or duties payable in respect of any Leakage.

Lien shall mean any lien, charge, encumbrance, security interest including but not limited to interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of preemption, irrespective of whether such Lien arises under any agreement, covenant, other instrument, the mere operation of statutory or other laws or by means of a judgment, order or decree of any court, judicial or administrative authority, and shall also mean any approval or consent required from a third party to the exercise or full vesting of a right or title.

Litigation shall have the meaning set forth in paragraph 12(a) of Annex 5.1.

Loan Amounts shall mean the amounts of the Intercompany Loans and|or of the Short Term Financing Facilities Debt, as the case may be.

Locked Box Date shall mean December 31, 2017.

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Long Stop Date shall have the meaning set forth in Article 4.1(a).

Management Reports shall have the meaning set forth in paragraph 3(c) of Annex 5.1.

Material Adverse Effect shall have occurred where after the date of this Agreement a change in the assets, liabilities or financial position of the Segment taken as a whole has occurred which materially adversely impairs the value of the Segment as a whole, and which was not already known and was and could not reasonably be expected to have been taken into account by the Buyer at the date of this Agreement, and which is not (a) the direct result of a general economic decline at large or in the industry, the securities markets or the currency exchange rates developments, (b) the direct result of the announcement or the consummation of the transaction contemplated by this Agreement, or (c) the direct result of changes in laws, regulations or governmental policies.

Material Contract shall have the meaning set forth in paragraph 10(a) of Annex 5.1.

Merger Control Approvals shall have the meaning pursuant to Article 4.2.1(b).

Merger Control Laws shall mean the laws applicable on the Buyer or the Seller relating to the consummation of the transactions set forth in Annex 4.2.1(b).

Notice of Breach shall have the meaning set forth in Article 6.1.2(a).

Notice of Objection shall have the meaning set forth in Article 8.3.2(b).

Oerlikon USA shall have the meaning set forth in Recital C.

OFAC Laws means any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq.; the Trading with the Enemy Act, 50 U.S.C. App. Sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

OFAC means the United States Department of Treasury’s Office of Foreign Assets Control.

OFAC Sanctioned Country means a country that is the subject of a sanctions program established under OFAC Laws.

OFAC Sanctioned Person means (i) any Person named on the OFAC SDN List or (ii) any other Person with whom a citizen of the United States is prohibited to engage in transactions under OFAC Laws.

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OFAC SDN List means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

OFAC Violation means any situation in which the Specified SDN’s or any other Person’s beneficial interest in the Seller or any of the Segment Companies (whether directly or indirectly) will, alone or together with any other OFAC Sanctioned Person or Blocked Party with a beneficial interest in the Seller or any of the Segment Companies (whether directly or indirectly), cause the Seller or any of the Segment Companies to become an OFAC Sanctioned Person or Blocked Party.

Party(ies) shall mean the Seller and|or the Buyer, as the context may require.

Patents means patents, including design patents and utility patents, utility models, design rights, reissues, patented and patentable inventions and designs, divisions, continuations, continuations-in-part, reexaminations and extensions thereof, interparty review proceedings, past grant review proceedings, in each case including all applications therefor.

Permits shall mean all kinds of governmental and administrative licenses, permits approvals and registrations that are necessary for the carrying out of the Business as the same is conducted as of the date of this Agreement.

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Permitted Leakage shall mean (a) full or partial settlement of intercompany balances in respect of intercompany loans (including the settlement of any accrued interest thereon) in accordance with the terms of this Agreement, it being understood that, for the avoidance of doubt, the settlement of the USD 200m Loan and the EUR 31m Loan as part of the Reorganization are covered by this provision, whereas the Intercompany Loans (as defined) are not captured by this provision, (b) any payment made by the Segment Companies in respect of the Short Term Financing Facilities (including the settlement of any accrued interest) in accordance with the terms of this Agreement and in the ordinary course of business and consistent with past practices, (c) any payments of Intellectual Property Right licensing fees, provided for payments of the Oerlikon trademark license fees, which shall only be Permitted Leakage up to the date hereof, (d) the Tax Sharing Agreement Payment, (e) the dividend paid by the Company to the Seller in the amount of CHF 3,078,500 on July 4, 2018, (f) subject to the limitations in (a) and (c) above, any payments made in the ordinary course of business in accordance with past practices as required under written arm’s length agreements or purchase orders and (i) which have been Fairly Disclosed in the Disclosure Information as of the date hereof, or (ii) which have been found to be in conformity with the criteria set forth in this subclause (f) (i.e. ordinary course of business in accordance with past practices as required under written arm’s length agreements) pursuant to the procedure provided for in Article 8.3.2, however, regarding payments pursuant to this subclause (f)(ii), only up to a maximum amount of CHF 500,000 (five hundred thousand Swiss francs) multiplied by the number of calendar months (whether fully passed or not) between the Locked Box Date and the Closing Date regarding Additional Intragroup Purchase Agreements (the Disclosure CAP I) and CHF 250,000 (two hundred and fifty thousand Swiss francs) multiplied by the number of calendar months (whether fully passed or not) between the Locked Box Date and the Closing Date regarding Additional Intragroup Non-Purchase Agreements (the Disclosure CAP II), provided that any payments for services and products under this subclause (f) up to an amount of CHF 5,000 (five thousand Swiss francs) per item up to a maximum amount of CHF 50’000 (fifty thousand Swiss francs) per all items are Permitted Leakage without Fair Disclosure in the Disclosure Information or delivery pursuant to the procedure provided for in Article 8.3.2, and (g) agreements or understandings to make any payments referred to in the foregoing clauses (a) to (e) of this definition of Permitted Leakage; provided that any payment shall only be permissible once even if covered by more than one of the above exceptions.

Person shall mean any natural person or a general or limited partnership, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof, a joint venture or any other person or entity doing business.

Policies shall have the meaning set forth in paragraph 11(a) of Annex 5.1.

Protected Activity shall have the meaning set forth in Article 10.4.1(a).

Purchase Price shall have the meaning set forth in Article 2.2(a).

Qualifying Claim shall have the meaning set forth in Article 6.1.4(a).

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Registered Intellectual Property Rights shall have the meaning set forth in paragraph 8(a) of Annex 5.1.

Remedial Action Plan shall have the meaning set forth in Article 8.2(b)(ii)(1).

Remedial Actions shall have the meaning set forth in Article 8.2(a).

Reorganization shall have the meaning set forth in Recital C.

Representatives shall have the meaning set forth in paragraph 15(b) of Annex 5.1.

Sac Oerlikon shall have the meaning set forth in Recital C.

Sanctioned Country means Cuba, Iran, Sudan, Syria, North Korea and the territory of Crimea.

Sanctioned Person means (i) any Person named on the OFAC SDN List (ii) any Person with whom a citizen of the United States is prohibited to engage in transactions under OFAC Laws, (iii) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority, or (iv) any Person organized or resident in any Sanctioned Country.

Sanctions Authority means the United States (including, without limitation, OFAC), the European Union, the United Kingdom (including, without limitation, Her Majesty’s Treasury) or Switzerland.

Sanctions mean any economic sanctions administered or enforced by any Sanctions Authority, including without limitation OFAC Laws.

Sanctions Violation means any situation in which the Specified SDNs’ or any other Person’s beneficial interest in the Seller or any of the Segment Companies (whether directly or indirectly) will, alone or together with any other Sanctioned Person or Blocked Party with a beneficial interest in the Seller or any of the Segment Companies (whether directly or indirectly), cause the Seller or any of the Segment Companies to become a Sanctioned Person or Blocked Party.

Segment Company|Companies shall have the meaning set forth in Recital B.

Segment Financial Statements shall have the meaning set forth in paragraph 3(a) of Annex 5.1.

Segment shall have the meaning set forth in Recital B.

Seller Group shall have the meaning set forth in Article 9.5(b).

Seller shall mean the legal entity defined as Seller on the cover page to this Agreement.

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Seller Undertakings shall have the meaning set forth in Article 9.4(b)(i).

Selling Affiliates shall mean Oerlikon Textile Technology (Beijng) Co. Ltd. and any Affiliate of the Seller (other than the Segment Companies) entering into an Intercompany Financing Relationship until the Closing Date.

Shares shall have the meaning set forth in Article 2.1(a)(i).

Short Term Financing Facilities Debt Amounts shall have the meaning set forth in Article 2.2(b).

Short Term Financing Facilities Debt shall have the meaning set forth in Recital F.

Short Term Financing Facilities shall have the meaning set forth in Recital E.

Site(s) shall have the meaning set forth in Article 8.2(a).

Specified SDNs mean Viktor Feliksovich Vekselberg, who is a named individual on the OFAC SDN List and Renova Group, which is a named entity on the OFAC SDN List.

Swiss Pension Fund shall have the meaning set forth in Article 9.5(b).

Tax Authority shall mean any taxing or other authority in any jurisdiction whatsoever competent to impose any Tax liability, or assess or collect any Tax.

Tax or Taxes shall include, without limitation, (a) taxes on gross or net income, profits and gains and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes, and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return or disclosure in respect of any of them, in each case payable in any jurisdiction whatsoever and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person. For the avoidance of doubt it is made clear that deferred taxes under IAS 12 are not included in this definition.

Tax Sharing Agreement Payment means the payment by Fairfield to Oerlikon USA Holding Inc. pursuant to that certain tax sharing agreement of Oerlikon USA Holding Inc. Affiliated Group dated as of January 1, 2012 with respect to Taxes for the period from January 1, 2018 through effective date of the Restructuring with respect to Fairfield, which payment is currently estimated by Seller in good faith to be approximately USD 700,000.

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Threshold shall have the meaning set forth in Article 6.1.4(a).

Trademarks means registered and unregistered trademarks, service marks, brand names, logos, slogans, certification marks and (registered and unregistered) trade names, (registered and unregistered) corporate names and uniform resource locators.

Transaction shall have the meaning set forth in Recital F.

Transferred Employees shall have the meaning set forth in Article 9.6(a).

Transitional Services Agreement shall have the meaning set forth in Article 9.2.

USD 200m Loan shall have the meaning set forth in Recital C.

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Annex 5.1 – Seller’s Representations and Warranties

Subject to the limitations set forth in the Agreement, the Seller hereby represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date the following matters. Where any statement in the following representations and warranties is qualified by the expression “to the best of the Seller’s knowledge” or any similar expression, the Seller shall be deemed to have knowledge of anything of which any of the Key Persons have actual knowledge. For purposes of this Annex 5.1 Ashwoods Innovations Ltd. (company number: 10632700) shall not be considered a Segment Company.

1.	Ownership and Qualification

(a)

The Seller or its Affiliates, respectively, as set out in Annex D, are the sole legal and beneficial owners of the Shares, and the Loan Amounts, free and clear of any Liens. There are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the Shares and the Loan Amounts or other securities of the Company.

(b)

The Shares are validly issued and fully paid in and represent the entire share capital of the Company. The share capital of the Segment Companies has not been repaid in whole or in part. Neither the Seller nor any Segment Company is a Sanctioned Person or Blocked Party.

(c)

The information in Annex B is true and correct. The Company, directly or indirectly, legally and beneficially, owns all of the shares or other equity securities in its direct and indirect subsidiaries as set forth in the Segment chart in Annex B except that the Company, directly or indirectly, only owns (legally and beneficially) 98.37% in the share capital of Fairfield Atlas Ltd., 51% of GK Drive Systems (Suzhou) Co. Ltd. and only 43.15% in the share capital of Ashwoods Innovations Ltd.

(d)

There are no Liens, outstanding options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any such shares or other equity securities of such subsidiaries.

(e)	All of the shares or other equity securities in each Segment Company are validly issued and fully paid in.

(f)

Each Segment Company is duly incorporated, organized and validly existing under the laws of its respective place of incorporation and has the full corporate power and authority to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(g)

No order has been made and no resolution has been passed or meeting convened for the winding-up any of the Segment Companies or for a provisional liquidator to be appointed in respect of them, and there are no cases or proceedings under applicable insolvency,

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bankruptcy, composition, moratorium, reorganization, or similar laws and no events have occurred which would justify any such case or proceedings. As of the Closing Date, each Segment Company will be solvent, able to pay its debts and will not have stopped to pay its debts as they fall due. No unsatisfied judgment is outstanding against any of the Segment Companies. There are no reasons that any of the events described in this paragraph should occur.

2.	Due Authorization

(a)

The Seller and, to the extent applicable, the Selling Affiliates have the absolute and unrestricted right, power, authority and capacity to execute this Agreement and to perform its respective obligations under this Agreement. This Agreement constitutes legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(b)

The Seller and each Selling Affiliate are corporations duly organized and validly existing under their respective jurisdictions and have the full corporate power, authority and necessary governmental approvals to own or use their assets and properties and to conduct their business as the same is presently being conducted.

(c)

There exist no limitations under applicable law and the constituting documents of the Seller or any of its Affiliates, or any contracts by which the Seller is bound that would prevent the Seller from entering into or performing its obligations under this Agreement.

(d)

No authorizations, permits or consents are required from any governmental or administrative authority, or any third party (including without limitation any shareholders or creditors of the Seller) for the consummation of the transactions contemplated by this Agreement, other than as set forth in this Agreement.

(e)

There are no actions, suits or proceedings pending against the Seller or any of the Seller’s Affiliates before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement. The Seller is not aware of any actions, suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against the Seller or any of its Affiliates.

3.	Financial Statements and Events Subsequent Thereto

(a)

The historical combined financial information of the Business, which comprises the combined statement of financial position as of December 31, 2017, the combined income statement through EBIT for the year then ended, and notes, comprising a summary of significant accounting principles and other explanatory information, as set forth in Annex 5.1.3(a)(i) (the Segment Financial Statements), was prepared in all material respects in accordance with IFRS as such standards are applied pursuant to the Seller’s IFRS accounting manual (the Accounting Standards) and based thereon and subject thereto fairly represent in all

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material respects the financial position of the Segment as at December 31, 2017, and the results of the operations for the financial period then ended in line with the historical presentation of the Business. Financial information as of December 31, 2017 on companies that have historically not been included in the Business but will transfer as part of the Segment are disclosed in Annex 5.1.3(a)(ii).

(b)

The audited (except for Fairfield Manufacturing Company Inc. and Vocis Limited) statutory financial statements of the Segment Companies (excluding TH Licensing Inc., GK Drive Systems Baoding Co. Ltd, Graziano Fairfield E-Drive Systems (Changshu) Co. Ltd.,) for the business year ended December 31, 2017 (with respect to Graziano Trasmissioni India Pvt. Ltd. and Fairfield Atlas Ltd. March 31, 2017, and with respect to Vocis Limited December 31, 2016), respectively, as set forth in Annex 5.1.3(b) (these statutory financial statements together with the Segment Financial Statements, the Financial Statements) are prepared in accordance with the requirements of the applicable statutory accounting standards and are based thereon and subject thereto correct and complete in all material respects and adequately reflect the financial position as at December 31, 2017 (with respect to Graziano Trasmissioni India Pvt. Ltd. and Fairfield Atlas Ltd. March 31, 2017, and with respect to Vocis Limited December 31, 2016), and the results of operations for the financial period then ended.

(c)

The combined management reports of the Segment Companies for the periods from (i) January 1, 2017 till December 31, 2017 and (ii) January 1, 2018 till June 30, 2018 (the Management Reports) have been prepared in accordance with the Accounting Standards (except for any deviations arising from the nature of such reports), applied on a basis consistent with the principles used in the preparation of the previous management reports. The Management Reports give a true and fair view in all material respects, in accordance with such principles, of the consolidated net worth, financial condition and results of operations of the Segment Companies as of their respective dates and for the periods for which they have been prepared.

(d)	Since the Locked Box Date except as reflected in this Agreement, the Segment Companies have carried on their business in all material respects in the ordinary course consistent with past practice.

4.	Taxes and Social Security

(a)

All Tax and social security contributions returns required to be filed prior to Closing by or with respect to Taxes or social security contributions payable or reimbursable by the Segment Companies, including companies for which the Segment Companies are subject to successor liability, have been timely filed. All such Tax and social security contribution returns (i) have been prepared in the manner required by applicable law, (ii) are true, complete and not misleading in all material respects, and (iii) accurately reflect the liability for Taxes and social security contributions of the Segment Companies in all material respects.

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(b)

All Taxes and social security contributions due on December 31, 2017, have been paid or adequately provisioned for in the Financial Statements. No Segment Company is in default (Zahlungsverzug) with the payment of any undisputed Taxes or social security contributions. Each Segment Company is and has at all times been resident for Tax and or social security contributions purposes in its country of incorporation and is and has not at any time been treated as a resident in any other jurisdiction for any Tax and social security contributions purpose (including any double taxation treaty).

(c)

No Segment Company is a party to any action or proceeding by any Tax Authority or social security authority for non-payment of Taxes or social security contributions relating to the tax or social security period starting after the Locked Box Date exceeding an amount of CHF 250,000 and no written notice of any such action or proceedings has been received by any Segment Company.

(d)

All pension plans are operated in accordance with applicable law and the relevant regulations and charters in all material respects, and are covered or funded pursuant to applicable laws by at least 100%.

(e)

No waiver or extension of statute of limitation with respect to any Tax or social security contribution filing or payment obligation pertaining to any Segment Company is currently in effect. No Segment Company has within the last 5 (five) years from the date of this Agreement obtained, or applied for any letter rulings, technical advice memoranda or similar determinations from the Internal Revenue Service (or any comparable rulings, memoranda or determinations from any other non-U.S. governmental or regulatory authority).

(f)

There are no Liens for Taxes or social security contributions upon any of the assets and properties of any Segment Company (or any equity interest thereon), other than Liens for Taxes or social security contributions not yet due.

(g)	No Segment Company has participated in any “reportable transaction” within the meaning of Treasury regulations 1.6011-4 and all predecessor regulations.

(h)

None of the Segment Companies, nor the Buyer (or any Affiliate thereof) will be required to include any material item of income in, or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following items applying in connection with or with respect to any Segment Company: (i) an adjustment under section 481(a) of the Internal revenue Code or section 482 of the Internal Revenue Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) by reason of a change in accounting method on or prior to the Closing date; (ii) a “closing agreement” under section 7121 of the Internal Revenue Code (or any corresponding provision of state, local, or non-U.S. tax law); (iii) an intercompany transaction or excess loss account described in Treasury regulations under Internal Revenue Code Section 1502; (iv) an installment sale or open transaction disposition made on or prior to the Closing date; (v) a prepaid amount received prior to Closing Date; or (vi)

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an election under section 108(i) of the Internal revenue Code made prior to the Closing Date.

(i)

Neither Fairfield nor TH Licensing Inc. has been a party to a transaction described in Section 355 of the Internal Revenue Code of 1986, as amended, within the two year period ending on the Closing Date.

(j)	The face value of each of the Intercompany Financing Relationships is as per the date shown on Annex E equal to the applicable amount set forth on Annex E.

5.	Assets

(a)

The Segment Companies have good title to or the valid right to use all assets as reflected in the Financial Statements and needed for the continued conduct of their business and the Business, in each case, as the same is currently being conducted, except for assets sold since the Locked Box Date in the ordinary course of business consistent with past practices. All assets owned, leased or otherwise used by the Segment Companies are in good working order (fair wear and tear excepted), have been properly maintained, are safe to operate in accordance with their current practice in their current condition and applicable law and are not subject to any Liens (or agreements to create Liens). No Segment Company has entered into any off balance sheet borrowing arrangement (including factoring arrangements).

(b)

The plants, machinery, vehicles and all other equipment owned, leased or used in connection with the Business are in reasonable repair and condition and good working order and have been regularly and properly maintained.

(c)

There are no outstanding rights, contracts, commitments, options or instruments that could require or trigger the sale of these assets by a Segment Company. The Segment Companies have good title to, or valid leasehold interests or licenses in, and have fully available, all assets (whether real, personal, tangible or intangible) required by them in order to carry on the Business as currently conducted.

(d)	All real properties used by any of the Segment Companies are Fairly Disclosed in the Disclosure Information.

(e)

The buildings, plants, structures, and equipment of the Segment are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost or that are Fairly Disclosed in the Disclosure Information. The building, plants, structures and equipment of the Segment are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

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(f)

The operation of the manufacturing sites conducted by the Segment Companies complies in all material respects with applicable laws and regulations, and Segment Companies are duly authorized to operate such manufacturing sites pursuant to applicable laws and regulations.

(g)

The Segment Companies have title to, or have a valid right secured by contract for use of, their sites. There are no existing or written threatened restrictions to the continued use of these sites. No counter-party to any lease agreement has a right to terminate or modify its obligations under a change of control provision as a result of the transaction contemplated by this Agreement.

6.	Inventory

All inventory including consignment stock of the Segment consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down in line with past practice and in accordance with the policies set out in the Oerlikon Group Finance Manual. All inventories not written off have been valued at the lower of cost or net realizable value. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Segment.

7.	Accounts Receivables and Payables

The trade accounts receivable and trade accounts payable as shown in the Financial Statements have payment terms that are in line with normal industry levels in the respective countries and are maintained in the ordinary course of business of the Segment. All accounts receivable are valid receivables and result from arm’s length transactions in the ordinary course of business or products delivered or services rendered in line with normal industry standards in the respective countries where such business is conducted. As of the date of the Agreement, no written notice has been received from any account debtor that any material amount of such accounts receivable are subject to any pending or threatened set-off, discount or counterclaim of any kind, other than consistent with past practice pursuant to the Segment reserve methodologies.

8.	Intellectual Property Rights

(a)

Annex 5.1.8 sets forth a true and complete list of all Patents and Trademarks owned and either registered or filed for registration (pending) by the Segment Companies and the Seller or any of its Affiliates that are owned by or used in the Business and identifies the applicable owner of each such Patent or Trademark (the Registered Intellectual Property Rights).

(b)

None of the Registered Intellectual Property Rights are subject to any Lien. None of the Segment Companies have granted to any third party any license to use the Business IPRs, either personal or in re, that may anyhow affect in a materially negative or adverse way the Segment’s ability to use or gain benefit from such rights.

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(c)

The Segment is the legal and beneficial owner of or has valid licenses to use all Business IPRs. Each Segment Company has the right to transfer ownership of the Registered Intellectual Property Rights owned by it to Buyer or its Affiliates without incurring liability for fees and royalties and|or for any type of compensation to third parties under applicable law, including, but not limited to, universities, research institutions and|or employees, officers, directors, consultants or independent contractors of the Segment Companies and|or of the Seller or its Affiliates, except for registration fees and similar fees.

(d)

To the best of Seller’s knowledge, the Business IPRs are not subject to any outstanding order, judgement, decrees or agreement adversely affecting the Segment Companies’ ownership or use thereof or its rights therein. There is no information that would, cause any of the Registered Intellectual Property Rights to be invalid, unenforceable, or that would cause any of the Registered Intellectual Property Rights to belong in whole or in part to any third party, including, but not limited to, universities, research institutions, and|or employees, officers, directors, consultants or independent contractors of the Segment and|or of the Seller or its Affiliates. All maintenance fees, annuities, affidavits, and renewals due in connection with the Registered Intellectual Property Rights have been paid or filed or will be paid or filed. No claims have been filed, or threatened in writing and received by the Segment Companies, the Seller or its Affiliates, challenging the use, validity, subsistence or enforceability of the Business IPRs.

(e)

To the best of Seller’s knowledge, there has been and there currently is no infringement, misappropriation or violation of any of the Business IPRs by any third party. There are no legal proceeding instituted, commenced, pending, threatened that (1) directly or indirectly challenge the rights of any Segment Company regarding the ownership of any Intellectual Property Rights or are otherwise adverse to the use, registration, right to use, validity, or enforceability of the Business IPRs, or (2) assert that the operation of the Business is or was infringing or otherwise in violation of any Intellectual Property Rights of a third party.

(f)

To the best of Seller’s knowledge, no Segment Company has infringed, violated or misappropriated any third party Intellectual Property Rights. In the past 3 (three) years prior to the date hereof, neither any Segment Company nor the Seller or any of its Affiliates has been threatened in writing in connection with any infringement, violation, or misappropriation of the Business IPRs in relation to the Business.

(g)

Each Segment Company has taken all commercially reasonable best measures to protect and keep confidential its own or licensed trade secrets, know-how, formulae, patterns, compilations, devices, methods, techniques, processes, engineering data, information relating to customers and any other confidential or proprietary information.

(h)

The Segment Companies have sufficient rights to use all Business IPRs, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. The Business IPRs constitute all of the Intellectual Property Rights necessary for the operation of the Business.

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(i)	To the best of Seller’s knowledge, no Intellectual Property Rights are jointly owned by any Segment Company and a third party.

(j)

To the best of Seller’s knowledge, none of the current or prior employees, directors or executives of any of the Segment Companies, Seller and its Affiliates has any Patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Segment in the furtherance of the Business, which Patents or applications have not been assigned to either of the Segment Companies.

(k)

All of the current and prior employees, directors or executives of the Segment Companies have been compensated, to the extent that is necessary and|or required under each applicable law, for their respective role in conceiving any Intellectual Property Rights and|or for assigning such Intellectual Property Rights to the Segment Companies.

(l)

To the best of Seller’s knowledge, all of the current and prior employees, directors or executives of the Segment Companies have executed valid intellectual property and confidentiality agreements for the benefit of Segment whereby they are contractually obligated to disclose and assign all rights in the inventions to the Segment Companies and cooperate with the Segment Companies in obtaining and perfecting ownership of Patents, copyrights, and other statutory or other rights for the inventions.

9.	Employment

(a)

The Disclosure Information contains an anonymized, true and complete list of all employees of the Segment Companies, providing for the following details: location, function, position title, company contract|contractor|agency and hire date.

(b)

No employee of any of the Segment Companies has a contractual notice period longer than 12 (twelve) months nor is there a contractual termination compensation payable for termination of any employee of any of the Segment Companies on due notice, which would exceed the equivalent of 12 (twelve) months’ salary. There are no material increases of compensation and benefits resolved but not yet implemented. There are no employment or benefit agreements or plans entitling a director, officer or employee of the Segment Companies to severance or other payments upon a change of control of the Segment.

(c)	There are no current disputes of any of the Segment Companies with governmental or self-regulatory authorities, any works council or labor union or other employee representatives.

(d)	Since January 1, 2018,

(i)

through the date of this Agreement, none of the Key Persons has given or has been given notice of termination of his or her employment (if any) nor have in respect of such Key Persons rescission proceedings been started or has the employment agreement been rescinded;

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(ii)

no employees of any of the Segment Companies have been hired by, or otherwise transferred to, the Seller or any of its Affiliates or, vice versa, no employees of the Seller or its Affiliates have been hired by, or otherwise transferred to, the Segment Companies.

(e)

The Disclosure Information contains all collective bargaining agreements and agreements with works councils binding on the Segment Companies. The Segment is in compliance with all applicable collective bargaining agreements in all material respects and there are no claims pending or threatened in writing alleging a violation of any collective bargaining agreement.

(f)

None of the Segment Companies does have any obligation to make any change-of-control or transaction bonus payment to any present or former employee or to any member of the board of directors as a consequence of the transaction contemplated by this Agreement.

(g)

Other than as disclosed in the Disclosure Information, the Segment Companies are not bound by any agreements with unions, works councils, other employee representatives or standard practices. Each Segment Company is and has been during a period of 3 (three) years prior to the date hereof in material compliance with such agreements and practices.

(h)

Since January 1, 2016, there have been no claims, proceedings, investigations, or audits pending, or threatened in writing, against or involving any Segment Company with respect to any such Segment Company’s compliance with such laws and regulations.

10.	Material Contracts

(a)	The Disclosure Information contains or lists all contracts (per the below criteria, the Material Contracts) of the Segment, which are in force as of the date hereof and:

(i)

contain any agreement by a Segment Company prohibiting or materially limiting the right to compete in any material line of business or which restrict the Segment Companies’ ability to freely sell or license any products or to provide any services to other third parties in any manner or on any terms;

(ii)

contain any agreement or series of agreements which provide for an outstanding (offene) aggregate payment obligation (Zahlungsverpflichtung) of a Segment Company of an amount exceeding CHF 1,000,000, it being understood, for the avoidance of doubt, that no purchase orders have been disclosed in the Disclosure Information;

(iii)	contain any agreement that involves outstanding (offene) performance of services or delivery of goods to one or more of the Segment Companies of an amount or value exceeding CHF 1,000,000;

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(iv)	contain any provision which provides for material adverse consequences to one or more of the Segment Companies as a result of the consummation of the transactions contemplated by this Agreement;

(v)	are not terminable on less than 12 (twelve) months’ notice without payment obligation triggered by such termination exceeding CHF 1,000,000;

(vi)	relate to a joint-venture, alliances or other form of cooperation agreements of a Segment Company with third parties;

(vii)	relate to the ownership of shares or equivalent interests in each Segment Company;

(viii)	provide for compensation obligations towards third parties as a consequence of the transactions contemplated by this Agreement;

(ix)	relate to rental or lease of real estate by the Segment Companies to or from third parties with an annual rental fee of at least CHF 25,000;

(x)

relate to any form of cooperation evidenced in writing between any of the Segment Companies and any third party in connection with the development, design, production or marketing of products or components of products to be manufactured, sold or otherwise marketed by any of the Segment Companies or the relevant third party;

(xi)	confer to the Segment a license to use Intellectual Property Rights owned by third parties; or

(xii)

confer to third parties a license to use any Intellectual Property Right owned by a Segment Company or any other right, either personal or in re, that may anyhow affect in a materially negative way the Segment’s ability to use or gain benefit from such rights.

(b)

Seller has made available to Buyer prior to the date hereof true and complete copies of all Material Contracts. As of the date of this Agreement, the Material Contracts are valid and enforceable, and the Segment has performed all material obligations arising out of such contracts and no notice of termination has been received or given. No Segment Company is in default under, or in breach of, any Material Contract. The counterparties have performed all material obligations arising out of such Material Contracts in accordance with the Material Contracts and to the best of Sellers’ knowledge no grounds for early termination of the Material Contracts exist. No counter-party to any Material Contract has a right to terminate or modify its obligations under a change of control provision in any Material Contract as a result of the transaction contemplated by this Agreement. As of the Date of the Agreement, no counterparty to a Material Contract has indicated in writing to terminate or to substantially reduce its business with any of the Segment Companies or to limit the Segment Companies’ ability to secure further business with such counterparty or its Affiliates.

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11.	Insurance

(a)

The Segment has obtained customary insurance coverage and in line with average industrial standards and as required by law or as required under any Material Contract. All premiums or retrospective adjustments due on all insurance contracts (the Policies) covering the Segment have been duly paid and all the Policies are valid and in force.

(b)

There is no claim exceeding an amount of CHF 250,000 outstanding under any of the Policies (or under any policies previously held by the Segment) and all such claims have been settled in full. Since January 1, 2015, there have been no claims exceeding an amount of CHF 250,000 as to which insurance coverage has been denied.

12.	Litigation, Product Warranty, Product Liability

(a)

There are no judgments, decrees or orders outstanding or unsatisfied, and there are no civil, criminal or administrative actions, suits, investigations or other proceedings (the Litigation) pending or threatened in writing against (i) any Segment Company or (ii) in connection with the performance of their respective duties towards the Segment Companies, any – former or current – officers or directors of any of the Segment Companies, by or before any court, arbitral tribunal, administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party or – former or current – officer, director or employee, against any of the Segment Companies of an amount in dispute exceeding CHF 250,000. To the best of Seller’s knowledge, there are no facts or circumstances from which it may be expected that any Litigation involving an amount in dispute exceeding CHF 250,000 may arise.

(b)

The Segment has not manufactured, sold or supplied products which do not comply with any contractual commitments and representations and warranties, except for warranty obligations arising in the ordinary course of business for which appropriate specific reserves have been made in the Financial Statements consistent with past practice. No Segment Company is currently under any contractual or statutory obligation to perform or to support the performance of a recall, service campaign or similar action as a result of defects or potential defects of products sold or services rendered by the Segment Companies prior to the Closing Date and, to the best of Seller’s knowledge, there are no circumstances which would reasonably be expected to result in any such obligation.

(c)	As of the date hereof, no claim relating to product liability or professional liability claim is pending against any of the Segment Companies.

13.	Absence of Certain Changes

Except for matters that would be permitted in accordance with Article 7 of the Agreement if they occurred after the date of this Agreement, since January 1, 2018, there has not occurred

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(a)

any matter set forth in Article 7.3 outside the ordinary course of business or outside the 2018 budget as approved by the competent corporate body of the Segment and contained in the Disclosure Information or otherwise Fairly Disclosed in the Disclosure Information; or

(b)	any Material Adverse Effect.

14.	Subsidies

The Segment is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance in excess of CHF 500,000 from any government department or other similar entity that is not reflected in the Financial Statements or the Disclosure Information. The execution and consummation of this Agreement does not and will not result in any grant, subsidy or financial assistance from any government department or other similar entity becoming repayable or accelerated.

15.	Compliance

(a)

Each Segment Company has substantially (itself and in its dealings with third parties) complied with and the Business has substantially been conducted in compliance with all applicable laws and regulations. No material action, suit or proceeding by any third party or any governmental or administrative authority is pending or threatened in writing against the Segment alleging any failure to comply with any applicable laws or regulations, including the applicable health and safety laws. The Segment has obtained and been in substantial compliance with all of the terms and conditions of all Permits required under any applicable laws.

(b)

Seller and its Affiliates (including the Segment Companies) and its and their respective officers, directors, employees, agents, and anyone acting on Seller’s or its Affiliates’ behalf (collectively, Representatives) are in compliance with all applicable anti-bribery and anti-corruption laws, including, without limitation, the US Foreign Corrupt Practices Act, the UK Bribery Act(collectively, Anti-Bribery Laws).

(c)

Neither Seller, its Affiliates (including the Segment Companies) nor any of its or their Representatives (i) is a Government Entity or a Governmental Official, (ii) employs any Governmental Official, or (iii) has a personal business relationship or association with any Government Official who may have responsibility for or oversight of any business activities of Seller any of its Affiliates, other than any relationships or associations that have been disclosed in writing.

(d)

Neither Seller, its Affiliates nor any of its or their Representatives is or has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative, or regulatory body, or customer regarding any violation or alleged violation of any Anti-Bribery Law, and no such investigation, inquiry, or proceeding has been threatened.

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(e)

Seller and its Affiliates have adopted and maintain adequate policies, procedures, and controls to ensure that Seller and its Affiliates have complied and is in compliance with all Anti-Bribery Laws, including at a minimum policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties, and training.

(f)

No Segment Company or the Business has violated any laws or regulations implemented or set forth in the United States export control laws and regulations implemented in the Export Administration Regulations (EAR), which are administered by the United States Commerce Department, and the International Traffic in Arms Regulations (ITAR), which are administered by the United States Department of State.

(g)	The United States Segment Companies have registered (and renewed any registration) with the Directorate of Defense Trade Controls if applicable and as required by the ITAR.

(h)

No U.S. Segment Company has itself or permitted any third parties to have (1) directly or indirectly, exported, reexported, or released any products|deliverables to any jurisdiction or country to which, or any party to whom, the export, reexport, or release of such products|deliverables is prohibited by applicable United States federal or other non-United States law, regulation, or rule, or (2) directly or indirectly, exported, reexported, or released any products|deliverables for any purpose which is prohibited by applicable United States federal or other non-United States law, regulation, or rule.

(i)

None of the Seller or any Segment Company or any of their Affiliates is a Sanctioned Person or Blocked Party or engages in any transactions with Sanctioned Persons, Blocked Parties or Sanctioned Countries in violation of Sanctions.

16.	Environmental

(a)	The Segment complies and has complied in all material respects with applicable Environmental Laws.

(b)

The Segment has obtained and complied in all material respects with the terms and conditions of any and all material licenses, consents, Permits or other authorizations made or issued pursuant to and required by any Environmental Laws, all of which such licenses, consents, Permits or other authorizations are at the date hereof in full force and effect, and to Sellers’ best knowledge, no circumstance exists which will result in a material modification, supervision, revocation or non-renewal of such licenses, consents, Permits or other authorizations.

(c)	The Segment does not have any Sites with Environmental Contaminations.

(d)

To the Sellers’ best knowledge, there is no material civil, criminal or administrative action, claim, investigation or other proceeding or suit active, pending or threatened in writing against the Segment or any of its officers or directors based on Environmental Laws.

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(e)

None of the Segment Companies or their predecessors are currently manufacturing, selling or otherwise marketing or have prior to the date hereof manufactured, sold or otherwise marketed any products which contained asbestos. No Segment Company has lost any final judgments or paid any damages in connection with claims arising from or related to asbestos and none of Seller or any of its Affiliates has lost any judgments or paid any damages in connection with claims arising from or related to asbestos to the extent related to the Business or the Segment.

17.	Benefit Plans

(a)

The arrangements for the payment of pensions, TFR (trattamento di fine rapporto), other benefits on retirement, after-employment, on death or during periods of sickness or disablement for the benefit of any current or former director, officer or employee of any Segment Company or their dependents, excluding any plan sponsored or maintained by any union or similar employee organization (the Benefit Plans) are set up in compliance with applicable laws and regulations.

(b)	The Disclosure Information contains a true, complete and correct list of all Benefit Plans.

(c)

With respect to the Benefit Plans, (i) all contributions required to have been made by a Segment Company under the terms of such Benefit Plan, any related insurance contract or any applicable law or regulation have been timely made, (ii) there are no actions, investigations or claims (except for claims for benefits payable in the normal operation of such Benefit Plan) pending or, to the best of Seller’s knowledge, threatened related to or with respect to any Benefit Plan or the operation thereto.

(d)

All amounts due to be paid to, or in respect of, the Benefit Plans by any Segment Company on or before the date of this Agreement have been duly paid on the due dates for such payments and all those payments which fall due on or before the Closing Date will have been duly paid on or before the Closing Date.

(e)	All Benefit Plans are funded, as required under applicable local laws and applicable actuarial principles.

(f)

Each Segment Company has complied in all material respects with all applicable reporting and notice requirements, and such Benefit Plan has obtained from any competent governmental authority any determinations that are required in order to give effect to such Benefit Plan under applicable law and regulations. Except as required by applicable laws and regulations, no condition exists that would prevent a Segment Company from terminating or amending any Benefit Plan at any time for any reason in accordance with the terms of each such Benefit Plan without the payment of any material fees, costs or expenses (other than the payment of benefits accrued on the applicable balance sheet and any normal and reasonable expenses typically incurred in a termination event). Each Benefit Plan that is intended to qualify for tax-preferential treatment under applicable laws and regulations so

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qualifies and has received, where required, approval from the applicable governmental authority that it is so qualified and no event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification or loss of tax-preferential treatment, in each case, except as would not result in material liability to a Segment Company as a whole.

(g)

Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) accelerate the time of payment or vesting of benefits, or increase the benefits or the amount of compensation payable under any Benefit Plan, or (ii) create or otherwise result in any material liability with respect to such Benefit Plan, including triggering any funding obligation under any Benefit Plan.

(h)

Other than the Benefit Plans Fairly Disclosed in the Disclosure Information, the Segment does not provide or contribute to and is not liable to provide or contribute to the provision of benefits for or in respect of any of its current or former directors, officers or employees or their dependents.

(i)

No Segment Company is required to pay or provide any compensation or benefits for which the deduction would be disallowed under Section 280G of the Internal Revenue Code and no Segment Company has an obligation to indemnify any Person for any liability under Section 4999 of the Internal Revenue Code.

(j)

Each Benefit Plan that is subject to Section 409A or Section 457A of the Internal Revenue Code complies with the requirements of such sections such that no individual participating in such Benefit Plan will incur tax liability prior to the receipt of benefits thereunder or additional taxes or penalties under Section 409A or Section 457A of the Internal Revenue Code.

18.	Broker’s Fees

No Segment Company has an obligation to pay a broker’s, finder’s or transaction fee or commission or to bear any advisory fees, costs or expenses in connection with the transactions contemplated by this Agreement.

19.	Intercompany Services and Transactions

The Disclosure Information contains all material written intercompany agreements and arrangements relating to administrative services between the Segment Companies and the Seller and its Affiliates. True and complete copies of all such written agreements have been delivered to Buyer prior to the date hereof. All intercompany agreements and arrangements have been entered into and performed in the ordinary course of business on arm’s length terms and conditions.

20.	Books and Records

The statutory books, registers and supporting documents of each Segment Company are kept in accordance with applicable laws (including Tax laws), are up-to-date in all material respects and

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contain records which are complete and accurate in all material respects of all matters required to be dealt with in such books.

21.	Ashwoods Innovations Ltd.

To the best of Seller’s knowledge, there is no fact, matter or circumstance not disclosed to Buyer in this Agreement that may have a material adverse effect on the business of Ashwoods Innovations Ltd. as currently conducted.

Annex 5.2 – Buyer’s Representations and Warranties

Subject to the limitations set forth in the Agreement, the Buyer hereby represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date the following matters.

(a)

The Buyer is a limited liability company duly organized and validly existing under the laws of its place of incorporation and has the full corporate power, authority and necessary governmental approvals to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(b)

The Buyer has the absolute and unrestricted right, power, authority and capacity and has received all the necessary approvals from its corporate bodies to execute this Agreement and to perform its respective obligations under this Agreement. This Agreement constitutes legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. There exist no limitations under applicable law and the constituting documents of the Buyer or any contracts by which the Buyer is bound that would prevent the Buyer from entering into or performing its obligations under this Agreement.

(c)

No authorizations, permits or consents are required from any governmental or administrative authority or any third party (including, without limitation, any shareholders or creditors of the Buyer) for the consummation of the transactions contemplated by this Agreement, other than as set forth in this Agreement.

(d)

There are no actions, suits or proceedings pending against the Buyer or any of the Buyer’s Affiliates before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement. The Buyer is not aware of any actions, suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against the Buyer or any of the Buyer’s Affiliates.

(e)	The Buyer has procured that it will on the Closing Date have the necessary funds at its disposal to finance the transactions contemplated by this Agreement.